Exhibit 1

THE SECURITIES BEING SUBSCRIBED HEREUNDER OR ISSUABLE UPON EXERCISE OF SUCH SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made February 14, 2024 (Montréal time)

AMONG:

NOUVEAU MONDE GRAPHITE INC., a company organized and existing under the laws of Canada

(the “Corporation”)

- and -

MITSUI & CO., LTD., a company organized and existing under the laws of Japan

(the “Investor”).

RECITALS:

A.	The Corporation previously offered the unsecured convertible note in the principal amount of $25,000,000.00 issued by the Corporation on November 8, 2022 to the Investor, as amended and/or amended and restated from time to time (the “Investor Note”), and the Investor Note was also coupled with a warrant to purchase common shares in the capital of the Corporation (together with the Investor Note, the “Surrendered and Cancelled Securities”);

B.	The Corporation and the Investor now wish to enter into this Agreement, whereby the Investor has agreed to redeem, surrender, and cancel the Surrendered and Cancelled Securities in exchange for the investment in the Corporation described hereafter on the terms and conditions set forth in this Agreement and the Warrant Certificate (as defined below);

C.	The investment shall consist of a subscription for 12,500,000 Common Shares (as defined below) and the Warrants (as defined below) from the Corporation in exchange for the surrender and transfer to the Corporation for cancellation of the Surrendered and Cancelled Securities pursuant to the terms and conditions set forth in this Agreement and the Warrant Certificate (the “Investment”);

D.	1,052,695 Common Shares have been reserved for issuance and will be issued at the maturity, conversion or redemption of the Investor Note (as defined below) held by the Investor in satisfaction of accrued interest thereon (the “PIK Shares”);

E.	In conjunction with the transactions contemplated by this Agreement, the Investor and the Corporation shall enter into the Investor Rights Agreement (as defined below) and the Registration Rights Agreement (as defined below); and

F.	The Investor and the Corporation have agreed to enter into this Agreement to record their agreement in respect of these matters.

NOW THEREFORE, in consideration of, and in reliance on, the premises, representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Agreements (as defined below), the parties hereby agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise provided:

(a)	“Accredited Investor Status Certificate” means an accredited investor status certificate in the form attached as Schedule A;

(b)	“Affiliate” means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (i) controls such specified Person, (ii) is controlled by such specified Person, or (iii) is under common control with such specified Person;

(c)	“Agreement” means this subscription agreement, together with the Schedules, and all permitted amendments hereto or restatements hereof;

(d)	“Ancillary Agreements” means the Investor Rights Agreement, the Registration Rights Agreement and the Warrant Certificate;

(e)	“Anti-Corruption Laws” means all Applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct including, without limitation, the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act;

(f)	“Applicable Laws” means, with respect to any Person, property, transaction event or other matter, (i) all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, Orders and principles of common law and equity enacted, promulgated, issued, released, or imposed by any Governmental Entity, including Securities Laws, and/or (ii) any policy, practice, protocol, requirement, standard or guideline of any Governmental Entity, in each case relating or applicable to such Person, property, transaction, event or other matter;

(g)	“Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible, choate or inchoate, absolute, accrued, contingent, fixed or otherwise, and, in each case, wherever situated), including the goodwill related thereto, operated, owned or leased by or in the possession or control of such Person;

(h)	“Bécancour Project” means the battery anode material plant project in Bécancour, Québec, Canada (including the constructions, engineering, permitting, procurement, buildings, improvements and equipment that make up the plant to be constructed);

(i)	“Bécancour Site” means that certain emplacement known and designated as being lot 3 294 065 of the Cadastre of Québec, Registration Division of Nicolet (Nicolet 2) with the vacant lot thereon fronting on Avenue G.-A., Boulet, in the City of Bécancour, Québec;

(j)	“BIS” means the U.S. Bureau of Industry and Security;

(k)	“Board” means the board of directors of the Corporation;

(l)	“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in the Province of Québec, New York, New York or in Tokyo, Japan and (ii) a day on which banks are generally closed in the Province of Québec, New York, New York or in Tokyo, Japan;

(m)	“Change of Control” means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Corporation, or (B) the acquisition by any Person, directly or indirectly, of the right or ability by voting power contract or otherwise to direct or cause the election or designation for election of a majority of the members of the Board;

(n)	“Claim” means any cause of action, claim, demand, lawsuit, audit, hearing, examination, investigation, proceeding, arbitration, or other litigation or proceeding (whether civil, criminal, administrative or investigative), including, for greater certainty, any proceeding or investigation by or before a Governmental Entity;

(o)	“Closing” has the meaning ascribed thereto in Section 5.1;

(p)	“Closing Date” means the third Business Day following the satisfaction or waiver of all of the closing conditions set forth in Section 4.1 and Section 4.2 of this Agreement (excluding conditions that, by their terms, are to be satisfied at the Closing), or such other date as may be mutually agreed by the Corporation and the Investor;

(q)	“Closing Time” means 8:00 a.m. (Montréal time) on the Closing Date, or such other time as may be mutually agreed by the Corporation and the Investor;

(r)	“Collaboration Agreement” means the Entente de collaboration et de partage des bénéfices relative au projet minier Matawinie executed on January 23, 2020, between the Corporation and the Municipalité de Saint-Michel-des-Saints;

(s)	“Common Shares” means common shares in the capital of the Corporation;

(t)	“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instruments, arrangement, understanding or other commitment, whether written or oral;

(u)	“control” means, in relation to an entity, the power of a Person to ensure that the affairs of the entity are conducted in accordance with the wishes of that Person, including:

(i)	by means of the holding of shares or other securities, or the possession of voting power, in or in relation to that or any other entity; or

(ii)	by virtue of any powers conferred by the constitutional documents of that entity, or any other document, regulating that or any other entity;

control is deemed to arise (without limitation to other circumstances in which control may arise) when that person:

(iii)	owns more than 50% of all voting interests (or similar, however described) in that entity; or

(iv)	has the power, whether through contract or otherwise, to appoint a majority of the board of directors (or similar, however described) of that entity;

(v)	“Corporation Annual Financial Statements” means the consolidated audited financial statements of the Corporation for the financial years ended December 31, 2022 and 2021 including the notes thereto;

(w)	“Corporation Financial Statements” means, collectively, the Corporation Annual Financial Statements and the Corporation Interim Financial Statements;

(x)	“Corporation Indemnified Parties” has the meaning ascribed thereto in Section 8.2(a);

(y)	“Corporation Interim Financial Statements” means the unaudited condensed consolidated financial statements of the Corporation as at and for the nine months ended September 30, 2023 including the notes thereto;

(z)	“Direct Claim” has the meaning ascribed thereto in Section 8.3(a);

(aa)	“Disclosure Documents” means all information and documents relating to the Corporation (and its predecessors) that are, or become, publicly available on SEDAR+ or with the United States Securities and Exchange Commission on EDGAR or otherwise available to the public, including financial statements, press releases, material change reports, prospectuses, information circulars and technical reports since January 1, 2022;

(bb)	“Disclosure Letter” means the disclosure letter of the Corporation delivered to the Investor concurrently with the execution of this Agreement;

(cc)	“Dispute” has the meaning ascribed thereto in Section 9.7(b);

(dd)	“DRS” means Direct Registration System maintained by the transfer agent of the Corporation for the Common Shares;

(ee)	“DRS Advice” means a notification produced by the DRS evidencing ownership of the Common Shares;

(ff)	“Employee Plans” has the meaning ascribed thereto in Section 3.1(ooo);

(gg)	“Environmental Laws” means all Applicable Laws currently in existence relating in whole or in part to the protection and preservation of the environment, occupational health and safety, product safety, product liability or hazardous substances, including, without limitation, the Environment Quality Act (Québec) and the Canadian Environmental Protection Act;

(hh)	“Environmental Permits” includes all Orders, Permits, certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under any Environmental Law;

(ii)	“ERISA” has the meaning ascribed thereto in Section 3.1(ooo);

(jj)	“Existing Financial Indebtedness” means:

(i)	all indebtedness listed in the Corporation Interim Financial Statements;

(ii)	the 0.2% net smelter royalty granted by the Corporation to Mr. Éric Desaulniers pursuant to the option agreement dated February 28, 2014 (as amended from time to time) and sold to Pallinghurst Bond Limited pursuant to the Matawinie royalty purchase agreement dated May 19, 2023;

(iii)	the 3.0% net smelter royalty granted by the Corporation to Pallinghurst Graphite Limited pursuant to the royalty agreement dated August 28, 2020 as assigned to Pallinghurst Graphite International Limited pursuant to an Assignment and Assumption Agreement dated December 17, 2020, and as amended on August 18, 2023; and

(iv)	the royalty and payments granted by the Corporation to the Municipality of Saint-Michel-des-Saints pursuant to the Entente de collaboration de partage des bénéfices relative au projet minier Matawinie (collaboration and benefit-sharing agreement related to the Matawinie Project) dated January 23, 2020 with the Municipality of Saint-Michel-des-Saints;

(kk)	“Existing Instrument” has the meaning ascribed thereto in Section 3.1(c);

(ll)	“FEOC” means a (A) Person who is a “foreign entity of concern,” as such term is defined in Section 30D of the Internal Revenue Code of 1986, as amended, or (B) a Person “linked to or subject to influence by hostile or non-likeminded regimes or states,” as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy;

(mm)	“FID” means the final decision of the Board to proceed with the design, engineering and construction of the Projects after the presentation of the final construction budget for the Projects and the commitments of the necessary capital (debt and equity) to fund such activities;

(nn)	“Financial Indebtedness” means any indebtedness for or in respect of:

(i)	moneys borrowed (and debit balances at banks or other financial institutions);

(ii)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(iii)	any amount raised pursuant to any note purchase facility or the issue of notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet);

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for derecognition under IFRS are met);

(vi)	any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(vii)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a member of the Corporation which liability would fall within one of the other paragraphs of this definition;

(viii)	any amount raised by the issue of redeemable shares which are classified as borrowings under IFRS;

(ix)	any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(x)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under IFRS; and

(xi)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (i) to (x) above;

(oo)	“First Nation” means the Indian, Inuit and Métis peoples of Canada; a band as defined pursuant to the Indian Act (RSC 1985, c I-5); any government or council including customary government or council established for the benefit of Indian, Inuit and Métis peoples of Canada; a corporation, trust, partnership or other unincorporated organization belonging to or established for the benefit of the Indian, Inuit or Métis peoples of Canada or in which one or more Indian, Inuit or Métis hold an interest; and also includes a third party acting on its behalf;

(pp)	“Future Offtake Contracts” means any future supply agreements for graphite and/or anode products entered into by the Corporation after the date hereof but before the FID;

(qq)	“GDPR” has the meaning ascribed thereto in Section 3.1(sss);

(rr)	“GM and Panasonic Closings” has the meaning ascribed thereto in Section 4.1(k);

(ss)	“Government Official” means any official (elected or appointed), officer, or employee of a Governmental Entity or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, public international organization, political party or organization or candidate thereof, or any person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, instrumentality, public international organization, political party, organization, or candidate;

(tt)	“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

(uu)	“Hazardous Materials” has the meaning ascribed thereto in Section 3.1(xx);

(vv)	“ICC Rules” has the meaning ascribed thereto in Section 9.7(b);

(ww)	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and any interpretations thereof issued by the International Financial Reporting Interpretations Committee;

(xx)	“Indemnified Party” means, in the case of Losses for which indemnification is provided under Section 8.2, any of the Corporation Indemnified Parties, or in the case of Losses for which indemnification is provided under Section 8.1, any of the Investor Indemnified Parties;

(yy)	“Indemnifying Party” means either the Corporation or the Investor, as applicable;

(zz)	“Intellectual Property” has the meaning ascribed thereto in Section 3.1(tt);

(aaa)	“Intercompany Loan” means any loan provided by the Corporation to an Affiliate of the Corporation;

(bbb)	“International Jurisdiction” has the meaning ascribed thereto in Section 3.2(d);

(ccc)	“Investment” has the meaning ascribed thereto in the recitals;

(ddd)	“Investor Indemnified Parties” has the meaning ascribed thereto in Section 8.1(a);

(eee)	“Investor Rights Agreement” means the investor rights agreement to be entered into between the Corporation and the Investor dated the Closing Date in the form attached as Schedule D;

(fff)	“IQ” means Investissement Québec, together with its successors and permitted assigns;

(ggg)	“IT Systems and Data” has the meaning ascribed thereto in Section 3.1(rrr);

(hhh)	“Japan SPC” means a special purpose vehicle to be established by the Investor and certain other parties acceptable to the Corporation, acting reasonably, in connection with the Investor’s investment in the Corporation;

(iii)	“Lien” means any mortgage, charge, pledge, hypothec, security interest, lien (statutory or otherwise), imperfection of title, encroachment, lease, license, easement, right-of-way, condition, restriction, or adverse right or claim, or other third-party interest or encumbrance of any kind;

(jjj)	“Loss” means any loss, liability, Claim, damage, cost, and expense whatsoever (including reasonable legal, consultant, expert, and other professional advisor fees and expenses), including any amounts paid in settlement of any investigation, Order, litigation, proceeding or Claim;

(kkk)	“Mason Transaction” means the acquisition by the Corporation of the Lac Guéret property and other related assets pursuant to the Asset Purchase Agreement dated January 21, 2024 between the Corporation and Mason Resources Inc.;

(lll)	“Matawinie Project” means the Matawinie graphite mine project located in Saint-Michel-des-Saints, Québec, Canada, approximately 150 kilometers north of Montréal, Québec and includes 235 mining claims covering 12,707 hectares;

(mmm)	“Material Adverse Effect” means any action, change, fact, event, circumstance or state of circumstances which, alone or in conjunction with other action, change, fact, event, circumstance or state of circumstances, is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, affairs, operations, properties, assets, liabilities (contingent or otherwise), capital, prospects, results of operations or condition (financial or otherwise) of the Corporation and the Subsidiaries taken as a whole, provided that in no event shall any matter resulting from the following be deemed a Material Adverse Effect:

(i)	changes in the regulatory accounting requirements applicable to the Corporation or the Subsidiaries;

(ii)	changes in general economic or political conditions (whether international, national or local);

(iii)	changes (including changes of Applicable Laws) generally affecting the industry or industries in which the Corporation or the Subsidiaries operate;

(iv)	acts of war, sabotage or terrorism, pandemic, epidemic or natural disasters;

(v)	shortages or price changes with respect to raw materials, metals or products used, produced or sold in connection with the business of the members of the Corporation or the Subsidiaries;

(vi)	the announcement or consummation of the transactions contemplated by this Agreement;

(vii)	any action taken (or omitted to be taken) at the express written request or with the express written consent of the Investor;

(viii)	any action taken by the Corporation or the Subsidiaries that is required pursuant to this Agreement; or

(ix)	any failure by the Corporation or the Subsidiaries to meet any internal or published projections or forecasts for any period (it being understood that the underlying cause of the failure, if any, to meet such projections or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur);

(x)	provided, however, that any action, change, fact, event, circumstance or state of circumstances resulting from the matters referred to in clauses (i), (ii), (iii), (iv) and (v) above shall be excluded only to the extent such matters do not disproportionately impact the Corporation and the Subsidiaries, taken as a whole, as compared to other Persons operating in the same industry or industries in which the Corporation or the Subsidiaries operate;

(nnn)	“Material Contract” means each Contract that is material to the business, affairs or operations of the Corporation and the Subsidiaries;

(ooo)	“Mining Rights” has the meaning ascribed thereto in Section 3.1(v);

(ppp)	“Money Laundering Laws” has the meaning ascribed thereto in Section 3.1(ggg);

(qqq)	“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects, or the equivalent in the Reporting Jurisdictions;

(rrr)	“Notes” means the unsecured convertible notes issued by the Corporation on November 8, 2022 to the Investor, IQ, and Pallinghurst Bond Limited, as amended and/or amended and restated from time to time;

(sss)	“NYSE” means the New York Stock Exchange;

(ttt)	“OFAC” has the meaning ascribed thereto in Section 3.1(hhh);

(uuu)	“Operating Lease” means any leases which in accordance with the relevant accounting principles of the Corporation in force at the date hereof are not treated as finance or capital leases;

(vvv)	“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Entity;

(www)	“Ordinary Course”, when used in relation to the taking of any action by any Person, means that the action is consistent with the past practices of such Person, or its business, is taken in the ordinary course of normal day-to-day operations of such Person, or its business and is consistent with reasonable, industry standard actions by the Corporation including in furtherance of capital-raising activities of the Corporation;

(xxx)	“Outside Date” means the date that is 90 days following the date hereof;

(yyy)	“Permit” means any permit, license, approval, or other authorization required to be obtained by any Governmental Entity;

(zzz)	“Permitted Financial Indebtedness” means any one or more of the following:

(i)	any Existing Financial Indebtedness;

(ii)	any Financial Indebtedness incurred under the terms of the Notes;

(iii)	any Financial Indebtedness incurred under any Intercompany Loan;

(iv)	any Financial Indebtedness arising under Permitted Financial Leases;

(v)	any Financial Indebtedness incurred under the Future Offtake Contracts;

(vi)	any Financial Indebtedness incurred under the Project Debt Financing;

(vii)	any Financial Indebtedness incurred in connection with the development of the Lac Guéret property;

(viii)	any other Financial Indebtedness not included under (i) to (vii) above, the outstanding amount of which shall not exceed $2,000,000.00 or its equivalent at any time; and

(ix)	any Financial Indebtedness incurred for hedging or similar purposes, provided that (i) hedging shall only be permitted in connection with currency or interest rate protection and not for speculative purposes, and (ii) the negative mark to market of which shall not exceed $20,000,000.00 at any time;

(aaaa)	“Permitted Financial Lease” means, except for all financial leases related directly or indirectly to the Projects, finance or capital leases (which in accordance with the relevant accounting principles of the Corporation in force at the date hereof are treated as finance or capital leases) of equipment are permitted provided that the aggregate capital value of the equipment leased does not exceed $30,000,000.00 or its equivalent at any time. For greater certainty, Operating Leases do not constitute Financial Indebtedness and are therefore permitted;

(bbbb)	“Permitted Liens” means, in respect of the Corporation and the Subsidiaries, any one or more of the following:

(i)	security for any future supply agreements for graphite and/or anode products entered into by the Corporation after the date hereof but before the FID;

(ii)	any encumbrance relating to a Permitted Financial Indebtedness, provided that the Corporation shall not be entitled pursuant to this clause (ii) to enter into any hypothec or similar security agreement with respect to the 0.2% net smelter royalty in respect of the Matawinie Project granted by the Corporation to Mr. Éric Desaulniers pursuant to the option agreement dated February 28, 2014 (as amended from time to time) and sold to Pallinghurst Bond Limited pursuant to the Matawinie royalty purchase agreement dated May 19, 2023;

(iii)	any netting or set-off arrangement entered into in the Ordinary Course of banking arrangements for the purpose of netting debt and credit balances with an Affiliate;

(iv)	any encumbrance relating to a Permitted Financial Lease or an Operating Lease provided that such encumbrance is limited to the property that is the subject of the Permitted Financial Lease or Operating Lease;

(v)	any encumbrance arising under any instalment sale or conditional sale (excluding arising under any finance or capital lease, or Operating Lease) in respect of goods supplied in the Ordinary Course and on the supplier’s standard or usual terms;

(vi)	any encumbrances made or incurred in the Ordinary Course of the Corporation or its Affiliate to secure (a) workers’ compensation, surety or appeal notes, letters of credit, costs of litigation when required by law, Order, and public and statutory obligations, or (b) the discharge of encumbrances or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens, provided such encumbrances (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) do not and will not impair the development, construction and operation of the Projects or the business of the Corporation, or otherwise have a Material Adverse Effect;

(vii)	any development or similar agreement concerning real property entered into with a governmental body or public utility which does not and will not (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) materially detract from the value of such property or materially impair its use in the development, construction and operation of the Projects or the business of the Corporation, or otherwise have a Material Adverse Effect, provided the Corporation party to any such agreement is not in default thereunder in any material respect;

(viii)	any such minor defects as may be revealed by an up-to-date certificate of location, any registered or unregistered rights of way or servitude, or any encroachments, or any zoning by-laws or other municipal law restrictions as to the use of real property, provided the foregoing do not and will not (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) materially detract from the value of the affected property or materially impair its use in the development, construction and operation of the Projects or the business of the Corporation, or otherwise have a Material Adverse Effect;

(ix)	any security or deposits given to a public utility or any governmental body when required by such utility or governmental body pursuant to any Project Document, or in connection with the operations of the Corporation and in the Ordinary Course of the Corporation;

(x)	any encumbrance for Taxes, assessments or governmental charges or levies not at the time due or delinquent or, provided such encumbrance (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) does not and will not materially impair the development, construction and operation of the Projects or the business of the Corporation or otherwise have a Material Adverse Effect and provided adequate reserves in accordance with IFRS with respect thereto are maintained in the books and records of the Corporation, any encumbrance which relates to any such obligations to the extent such obligations are being diligently contested in good faith;

(xi)	any encumbrance or charge incidental to construction or current operations (including carrier’s warehouseman’s, mechanics’, construction, builder’s, material men’s and repairmen’s liens) that have not at such time been published pursuant to Applicable Laws or which relate to obligations not due or delinquent or, provided such encumbrance (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) does not and will not materially detract from the value of the affected property or materially impair its use in the development, construction and operation of the Projects or the business of the Corporation or otherwise have a Material Adverse Effect and provided adequate reserves in accordance with IFRS with respect thereto are maintained in the books and records of the Corporation, any encumbrance which relates to any such obligations to the extent such obligations are being diligently contested in good faith;

(xii)	good faith deposits made in the Ordinary Course to secure the performance of bids, tenders, Contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations, provided such encumbrances (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) do not and will not materially impair the development, construction and operation of the Projects or the business of the Corporation or otherwise have a Material Adverse Effect;

(xiii)	the restrictions, exceptions, reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from any governmental body, provided such restrictions, exceptions, reservations, limitations, provisos and conditions (whether individually or in the aggregate with any other Permitted Liens described in paragraphs (vii) through (xviii) of this definition) do not and will not materially detract from the value of the affected property or materially impair its use in the development, construction and operation of the Projects or the business of the Corporation or otherwise have a Material Adverse Effect;

(xiv)	an hypothec securing the Corporation’s obligations created under the royalty agreement dated August 28, 2020, granted by the Corporation to Pallinghurst Graphite International Limited under the terms of a Deed of Hypothec executed before Mtre Lyes ARFA, Notary, on August 29, 2022 and registered at the Québec Land Registry Office, in the Register of real rights of State resource development, for the Registration Divisions of Berthier, Joliette and Maskinonge, on August 30, 2022 under number 27 521 580;

(xv)	hypothecs on the Bécancour Site securing the repayment of the balance of the sale price and the performance of all Corporation’s obligations in favour of the vendor, 154639 Canada Inc., created under the terms of the deed of sale executed before Mtre Jamie MALUS, Notary, on February 3, 2021 and registered at the Québec Land Registry Office, in the Land Book for the Registration Division of Nicolet (Nicolet 2), on the same date, under number 26 039 195;

(xvi)	154639 Canada Inc.’s resolutory right with respect to the Bécancour Site, created under the terms of the deed of sale above mentioned and registered at the Québec Land Registry Office, in the Land Book for the Registration Division of Nicolet (Nicolet 2), under number 26 039 195;

(xvii)	the right reserved to or vested in any governmental body by the terms of any lease, grant or Permit acquired by the Corporation by any statutory provision to terminate any such lease, grant or Permit, or to require annual or other payments as a condition to the continuance thereof; and

(xviii)	any other Liens not included under paragraphs (i) to (xvii) above, in an amount that could not result in an aggregate liability in excess of $100,000.00,

provided, however (for the avoidance of doubt) that no Lien described above, other than in paragraphs (i), (ii), (iii) and (v), shall constitute a Permitted Lien if it was incurred in connection with the incurrence of any Permitted Financial Indebtedness;

(cccc)	“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust, administrator, authority, entity, executor, other legal representative, sole proprietorship, syndicate, trust, trustee, unincorporated association, or other organization, whether or not a legal entity, and any Governmental Entity;

(dddd)	“PFIC” has the meaning ascribed thereto in Section 3.1(ttt);

(eeee)	“PIK Shares” has the meaning ascribed thereto in the recitals;

(ffff)	“Policies” has the meaning ascribed thereto in Section 3.1(sss);

(gggg)	“Pre-Development Agreement” means the pre-development agreement dated March 26, 2019 with the Conseil des Atikamekw de Manawan and the Conseil de la Nation Atikamekw outlining the respective rights and interests of all parties thereto with respect to predevelopment activities;

(hhhh)	“Premises” has the meaning ascribed thereto in Section 3.1(mmm);

(iiii)	“Privacy Laws” has the meaning ascribed thereto in Section 3.1(sss);

(jjjj)	“Proceeds” has the meaning ascribed thereto in Section 2.2;

(kkkk)	“Project Debt Financing” means one or more debt financings with any commercial bank, savings bank, treasury branch, export credit agency, government entity or agency or other lender in an aggregate amount necessary to cover, together with the Project Equity Financing, the costs associated with the Projects;

(llll)	“Project Documents” means the material agreements, feasibility studies, Environmental Permits, authorizations and other material documents that are required for the completion of the Projects;

(mmmm)	“Project Equity Financing” means one or more equity financings in an amount necessary to cover, together with the Project Debt Financing, the costs associated with the Projects;

(nnnn)	“Projects” means, collectively, the Matawinie Project and the Bécancour Project;

(oooo)	“Purchased Shares” has the meaning ascribed thereto in Section 2.1(a);

(pppp)	“Registration Rights Agreement” means the registration rights agreement to be entered into between the Corporation and the Investor dated the Closing Date in the form attached as Schedule E;

(qqqq)	“Regulation M” has the meaning ascribed thereto in Section 3.1(uuu);

(rrrr)	“Regulation S” means Regulation S promulgated by the United States Securities and Exchange Commission under the U.S. Securities Act;

(ssss)	“Reporting Jurisdictions” means each of the provinces of Canada;

(tttt)	“Sanctioned Person” means any Person: (i) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions laws of the United States or any other applicable Sanctions Authority; (ii) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (iii) an entity owned or controlled by any of the foregoing Persons in clauses (i) or (ii) hereof;

(uuuu)	“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic);

(vvvv)	“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the U.K., the Canadian government, or any other Governmental Entity with jurisdiction over the parties to this Agreement;

(wwww)	“Schedules” has the meaning ascribed thereto in Section 1.3;

(xxxx)	“Securities Laws” means, the securities laws, regulations and rules of each of the states, provinces and territories of Canada and the United States, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments adopted by, the securities regulatory authorities of Canada and the United States and each of their respective states, provinces and territories, as well as the rules and policies of the TSXV and the NYSE and any other stock or securities exchange, marketplace or trading market upon which the securities of the Corporation are listed for trading;

(yyyy)	“Shareholder” means a shareholder of the Corporation, for as long as they remain a shareholder of the Corporation, and any other Person who, from time to time, becomes a shareholder of the Corporation;

(zzzz)	“Specified Matters” means any action, investigation, review, or inquiry involving the Corporation or its shareholders at any time prior to the Closing Date relating to foreign investment law matters, which for greater certainty includes (i) the receipt by the Corporation of any notice under the Investment Canada Act or any request for information in relation to any matter under review under Part IV.1 of the Investment Canada Act; and (ii) the receipt by the Corporation of any request for information from CFIUS pursuant to the United States Defense Production Act of 1950, as amended, and the implementing regulations thereof;

(aaaaa)	“Subscription Price” has the meaning ascribed thereto in Section 2.1(a);

(bbbbb)	“Subsidiaries” means the following subsidiaries of the Corporation: Nouveau Monde District Inc. and Nouveau Monde Europe Limited;

(ccccc)	“Survival Date” has the meaning ascribed thereto in Section 8.5;

(ddddd)	“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

(eeeee)	“Tax Act” means the Income Tax Act (Canada), as amended;

(fffff)	“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed under Applicable Laws in respect of Taxes;

(ggggg)	“Technical Report” means the technical report titled “NI 43-101 Technical Feasibility Study Report for the Matawinie Mine and the Bécancour Battery Material Plant Projects”, effective as of July 6, 2022 and issued on August 10, 2022;

(hhhhh)	“Third Party” has the meaning ascribed thereto in Section 8.3(a);

(iiiii)	“Third Party Claim” has the meaning ascribed thereto in Section 8.3(a);

(jjjjj)	“Transfer Restrictions” means the transfer restrictions contained in Section 5 of the Investor Rights Agreement;

(kkkkk)	“TSXV” means the TSX Venture Exchange;

(lllll)	“U.K.” means the United Kingdom of Great Britain and Northern Ireland;

(mmmmm)	“U.S. Person” means a “U.S. person” as defined in Rule 902(k) of Regulation S;

(nnnnn)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(ooooo)	“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(ppppp)	“Warrant Certificate” means the warrant certificate to be issued by the Corporation to the Investor on the Closing Date in the form attached as Schedule C;

(qqqqq)	“Warrant Shares” means the Common Shares issuable upon the exercise of the Warrants; and

(rrrrr)	“Warrants” means the 12,500,000 common share purchase warrants of the Corporation issued to the Investor, with each whole warrant being exercisable to purchase one (1) Common Share pursuant to the terms of the Warrant Certificate.

1.2	Interpretation

For the purposes of this Agreement:

(a)	words (including defined terms) using or importing the singular number include the plural and vice versa, words importing one gender only shall include all genders, and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise;

(b)	the headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement;

(c)	all accounting terms not defined in this Agreement shall have the meanings generally ascribed to them under IFRS;

(d)	the phrases “to the knowledge of”, “to the best knowledge of”, or “of which they are aware”, or other similar expressions limiting the scope of any representation, warranty, acknowledgement, covenant or statement made by a party to this Agreement, means that such party has reviewed all records, documents and other information currently in their possession or under their control which would be regarded as reasonably relevant to the matter and has, where applicable, made appropriate enquiries of the senior officers of the Corporation;

(e)	unless otherwise specified, all references in this Agreement to the symbol “$” are to the lawful money of the United States;

(f)	in the event that any value or amount to be calculated hereunder is expressed in U.S. dollars and must be calculated in Canadian dollars (and vice versa), such value or amount shall be calculated using the applicable Bank of Canada daily average exchange rate for such conversion on the Business Day immediately preceding the applicable date of conversion, or as the parties to this Agreement may otherwise mutually agree;

(g)	the use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively;

(h)	reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(i)	reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(j)	reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(k)	all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(l)	the phrases “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement; and

(m)	references to time are to the local time in Montréal, Québec.

1.3	Schedules

The following schedules attached to this Agreement (the “Schedules”) form part of this Agreement:

Schedule A	-	Accredited Investor Status Certificate

Schedule B	-	Registration Instructions

Schedule C	-	Warrant Certificate

Schedule D	-	Investor Rights Agreement

Schedule E	-	Registration Rights Agreement

Article 2
SUBSCRIPTION

2.1	Subscription

(a)	Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Time, the Investor agrees to subscribe for and purchase from the Corporation 12,500,000 Common Shares (the “Purchased Shares”) and the Warrants in exchange for the surrender and transfer to the Corporation for cancellation of the Surrendered and Cancelled Securities (the “Subscription Price”); provided that the price per Purchased Share shall be no less favourable than the price payable by any other investors that are subscribing for Common Shares concurrently with the Closing. For the avoidance of doubt, the cancellation of the original Surrendered and Cancelled Securities does not diminish Mitsui’s right to receive the certificate(s) or DSR Advice(s) representing those PIK Shares at the Closing.

(b)	At the Closing Time, (i) the Investor shall surrender and transfer to the Corporation for cancellation the original Surrendered and Cancelled Securities and (ii) the Corporation shall cause to be issued and delivered to the Investor one or more share certificates or DRS Advices, as directed by or on behalf of the Investor, representing the Purchased Shares and the PIK Shares.

(c)	Upon the terms and subject to the conditions set forth in this Agreement and the Warrant Certificate, at the Closing Time, the Corporation shall issue the Warrants and deliver the Warrant Certificate to the Investor.

2.2	Use of Proceeds

The proceeds of the Investment (the “Proceeds”) shall be used to fund a portion of development expenses, working capital, financing costs, ramp-up of the initial phase of the Projects and repayment of the Investor Note.

Article 3
REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS AND AUTHORIZATIONS

3.1	Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Investor as of the date hereof (unless a different date is indicated, in which case the representation and warranty shall be as of such date) as follows and acknowledges that the Investor is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)	this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, and will not violate or conflict with the constating documents of the Corporation or the terms of any restriction, agreement or undertaking to which the Corporation is subject;

(b)	the Corporation and each of the Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business. The Corporation and each of the Subsidiaries is qualified as a corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Corporation, directly or through Subsidiaries, free and clear of any Liens of any kind or nature. None of the outstanding shares in the capital of, or equity interest in, any Subsidiary was issued in violation of pre-emptive or similar rights of any security holder of such Subsidiary. The constitutive or organizational documents of each of the Subsidiaries comply in all material respects with the requirements of Applicable Laws of its jurisdiction of incorporation or organization and are in full force and effect, up to date and in its possession;

(c)	neither the Corporation nor any of its Subsidiaries is in violation of its certificate of incorporation, by-laws, or other constating documents, or is in default (or, with the giving of notice or lapse of time, would be in default) under any indenture, loan, credit agreement, note, lease, license agreement, Contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Corporation or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an “Existing Instrument”), except for such defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Corporation’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Purchased Shares and the issuance of the PIK Shares, (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the certificate of incorporation, by-laws or other constating documents of the Corporation or any Subsidiary, (ii) will not conflict with or constitute a breach of or default under, or result in the creation or imposition of any Lien upon any property or assets of the Corporation or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) will not result in any violation of any Applicable Laws with respect to the Corporation or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in Section 3.1(c) of the Disclosure Letter, no consent, approval, authorization or other Order of, or registration or filing with, any court or other Governmental Entity is required for the Corporation’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby;

(d)	the minute books of the Corporation and the Subsidiaries for the last three years are complete and accurate in all material respects, and contain copies of all by-laws and resolutions passed by and any other proceedings of their shareholders, directors and committees of the board of directors since their respective dates of incorporation, all of which by-laws and resolutions have been duly passed. No meeting, resolution or proceeding of any such shareholders, directors or committees of the board of directors of the Corporation or its Subsidiaries has been held or passed that has not been reflected in such minute books;

(e)	the entering into of this Agreement, the issuance of the Purchased Shares, the issuance of the PIK Shares, the issuance of the Warrants, and the exercise of the rights and performance of the obligations hereunder and thereunder by the Corporation do not and will not: (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which the Corporation or any Subsidiary is a party; or (ii) conflict with or violate any Applicable Laws, in each case other than a conflict, default or violation that would not reasonably be expected to have a Material Adverse Effect;

(f)	the Corporation’s authorized share capital consists of an unlimited number of Common Shares, of which, as at the close of business on February 13, 2024, (i) 67,112,108 Common Shares are issued and outstanding, all of which have been validly issued as fully paid and non-assessable in compliance with all Applicable Laws and the constating documents of the Corporation, (ii) outstanding options under the Corporation’s stock option plan providing for the issuance of up to 4,897,548 Common Shares upon the exercise or settlement thereof, (iii) the Common Shares and Common Share purchase warrants issuable under the Notes, and (iv) an aggregate of 1,795,803 Common Shares reserved for issuance that will be issued at the maturity, conversion or redemption of the Notes in satisfaction of accrued interest thereon. There are no other options, convertible securities or other rights requiring, or which may require, whether or not subject to conditions, the issuance or sale by the Corporation or any of the Subsidiaries, including Common Shares or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of the Corporation or any of the Subsidiaries;

(g)	the Corporation legally and beneficially, directly or indirectly, owns 100% of the issued and outstanding equity securities (including for greater certainty, any securities convertible into equity securities) of the Subsidiaries. The Corporation does not beneficially own or exercise control or direction (including through voting agreements or voting trusts) over any outstanding voting shares of any Person other than the Subsidiaries;

(h)	other than its holdings in Mason Resources Inc. pursuant to the Mason Transaction, the Corporation has no equity or joint venture interest nor any investment or proposed investment in any person which accounted for, or which is expected to account for, more than 5% of the assets or revenues of the Corporation or would otherwise be material to the business or affairs of the Corporation;

(i)	except as disclosed in Section 3.1(i) of the Disclosure Letter, there is no agreement or document, including any Material Contract, to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of the properties or assets thereof are bound in force or effect which in any manner affects or will affect the voting or control of any of the securities of the Corporation;

(j)	the Corporation Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with Applicable Laws except (i) as otherwise stated in the notes to such statements or, in the auditor’s report thereon, as the case may be and (ii) except that the Corporation Interim Financial Statements are prepared in accordance with IFRS applicable to the preparation of interim financial statements, including International Accounting Standard 34, Interim Financial Reporting, and are subject to normal period-end adjustments and may omit notes which are not required by Applicable Laws or IFRS. The Corporation Financial Statements, together with the related management’s discussion and analysis, present fairly, in all material respects, the assets, liabilities and financial condition of the Corporation and the Subsidiaries as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders’ equity and cash flows of the Corporation and the Subsidiaries for the periods covered thereby (subject, in the case of the Corporation Interim Financial Statements, to normal period-end adjustments). There are no outstanding loans made by the Corporation or the Subsidiaries to any director or officer of the Corporation or the Subsidiaries. Neither the Corporation nor its Subsidiaries have any debts, liabilities, or obligations except those (i) reflected on, or reserved against, in the Corporation Financial Statements; and (ii) liabilities that have arisen since the date of the Corporation Interim Financial Statements in the Ordinary Course consistent with past practice, none of which is a liability resulting from or arising out of any breach of Contracts, breach of warranty, tort infringement, misappropriation, or violation of Applicable Law;

(k)	the Corporation and each of the Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the general or a specific authorization of management of the Corporation; (ii) transactions are recorded as necessary to permit the preparation of financial statements for the Corporation (on a consolidated basis) on a proper and consistent basis in conformity with IFRS and to maintain accountability for assets; (iii) access to assets of the Corporation and the Subsidiaries is permitted only in accordance with the general or a specific authorization of management of the Corporation; and (iv) the recorded accountability for assets of the Corporation and the Subsidiaries is compared with the existing assets of the Corporation and the Subsidiaries at reasonable intervals and appropriate action is taken with respect to any differences therein. There is no material weakness (as such term is defined in National Instrument 52-109) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Corporation. As of the date hereof, neither the Corporation nor, to the knowledge of the Corporation, any representative of the Corporation has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any reasonable complaint, allegation, assertion, claim or expression of concern that the Corporation has engaged in questionable accounting or auditing practices;

(l)	there are no off-balance sheet transactions, arrangements, obligations or liabilities of the Corporation or its Subsidiaries whether direct, indirect, absolute, contingent or otherwise which are required to be disclosed or reflected and are not disclosed or reflected in the Corporation Financial Statements;

(m)	the Corporation and the Subsidiaries, on a consolidated basis, have established and maintain disclosure controls and procedures (as defined in applicable Securities Laws) that (i) are designed to provide reasonable assurance that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws and include controls and procedures designed to ensure that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to the Corporation’s management, including its certifying officers, as appropriate to allow timely decisions regarding required disclosure; (ii) have been evaluated by management of the Corporation for effectiveness in accordance with applicable Securities Laws as of the end of the Corporation’s most recent audited fiscal year; and (iii) are effective in all material respects to perform the functions for which they were established as of the end of the Corporation’s most recent audited fiscal year. Since the end of the Corporation’s most recent audited fiscal year up to the end of the Corporation’s most recent reported interim financial period, other than as may be publicly disclosed by the Corporation, there have been no significant limitations or material weaknesses, in each case, in the Corporation’s design of its internal control over financial reporting (whether or not remediated) and no change in the Corporation’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation’s internal control over financial reporting;

(n)	since the filing of its most recent Corporation Interim Financial Statements, there has been no Material Adverse Effect and neither the Corporation nor the Subsidiaries has:

(i)	made, paid or declared any dividend or other distribution or incurred any material capital expenditure or made any commitment therefor, except in the Ordinary Course;

(ii)	incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the Ordinary Course;

(iii)	entered into any material transaction, except in each case as disclosed in the Disclosure Documents, the Disclosure Letter, or elsewhere in this Agreement or in the Ordinary Course;

(iv)	sold, leased, licensed, transferred, or otherwise disposed of, or incurred any Lien, (other than a Permitted Lien) on, any of its Assets and Properties, except in the Ordinary Course;

(v)	had a change in its application accounting methods, principles or practices or a revaluation of any of its assets; or

(vi)	had any material damage, destruction or Loss, whether or not covered by insurance, affect its Assets and Properties or business;

(o)	the Corporation has not completed any “significant acquisition” that required, nor is it proposing any “significant acquisitions” that would require, the filing of a business acquisition report under Canadian Securities Laws or the inclusion of any additional financial statements or pro forma financial statements in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023;

(p)	PricewaterhouseCoopers LLP, Chartered Professional Accountants, which has expressed its opinion with respect to the Corporation Annual Financial Statements, are independent auditors with respect to the Corporation as required under applicable Securities Laws. There has not been a “reportable event” (within the meaning of National Instrument 51-102– Continuous Disclosure Obligations) between the Corporation and PricewaterhouseCoopers LLP;

(q)	no Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Corporation, or from making any other distribution with respect to such Subsidiary’s equity securities or from repaying to the Corporation or any other Subsidiary any amounts that may from time to time become due under any loans or advances to such Subsidiary from the Corporation or from transferring any property or assets to the Corporation or to any other Subsidiary;

(r)	the Corporation and each of the Subsidiaries have not stopped or suspended payment of any Existing Financial Indebtedness, become unable to pay any Existing Financial Indebtedness or otherwise become insolvent in any relevant jurisdiction, committed an act of bankruptcy, are not insolvent, have not proposed a compromise or arrangement to creditors generally, have not had a petition or a receiving Order in bankruptcy filed, or a resolution passed, against any of them for winding up or for the appointment of a liquidator or provisional liquidator, have not made a voluntary assignment in bankruptcy, have not taken any proceedings (including the presentation of any petition or application or the making of an order) with respect to a compromise or arrangement, have not taken any proceedings to be declared bankrupt or wound-up, have not taken any proceedings to have a receiver, administrator or administrative receiver appointed for any of its business or assets (nor any notice given or filed for the appointment of any such person), have not had any monitor appointed or any moratorium sought or obtained in respect of it under any applicable insolvency legislation, have not had any voluntary arrangement been proposed or approved in respect of it under any applicable insolvency legislation and have not had any execution or distress become enforceable or become levied upon any of its business and assets. The Corporation has sufficient working capital to satisfy its obligations under this Agreement and has sufficient capital to satisfy the “going concern” test under IFRS;

(s)	the Corporation and each of the Subsidiaries are, and, since January 1, 2022 have been, in material compliance with all Applicable Laws, and there is no Claim now pending or, to the knowledge of the Corporation, threatened, against or affecting the Corporation and the Subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and neither the Corporation nor any of the Subsidiaries are, to the knowledge of the Corporation, is subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) with respect to, have been charged or to the knowledge of the Corporation threatened to be charged with, or have received notice of, any violation, potential violation or investigation of any Applicable Laws or a disqualification by a Governmental Entity;

(t)	no material labour dispute with current and former employees of the Corporation or any of the Subsidiaries (or with any trade union, works council, staff association or other body representing any of its or their employees) exists, or, to the knowledge of the Corporation, is imminent and, to the knowledge of the Corporation, there is no existing, threatened or imminent labour disturbance or union organizing campaign by the employees of any of the principal suppliers, manufacturers or contractors of the Corporation that would have a Material Adverse Effect;

(u)	each of the Corporation and the Subsidiaries holds, has the benefit of, and is in compliance with, all necessary and material licences, Permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as presently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of the same contain or is subject to any term, provision, condition or limitation which may adversely change, in a material manner, or terminate such licence, Permit, approval, consent, certification, registration or authorization by virtue of the completion of the transactions contemplated hereby;

(v)	the Corporation and its Subsidiaries, taken as a whole (i) have or will obtain in the Ordinary Course, all necessary mining leases, claims, mineral tenures, surface rights, access rights and other necessary rights and interests relating to the Matawinie Project necessary or appropriate to authorize and enable the Corporation or the appropriate Subsidiary to access and carry on the material mineral exploration, development and commissioning activities and material mining activities as currently being undertaken or as planned at the Matawinie Project (collectively, “Mining Rights”), and (ii) are not in material default of such Mining Rights. All work required to be performed and payments required to be made in relation to those Mining Rights in order to maintain the Corporation’s interest therein, if any, have been paid to date, performed or are in the process of being performed in accordance with Applicable Laws and the Corporation and each Subsidiary has complied in all material respects with all Applicable Laws in connection therewith as well as with regard to legal, contractual obligations to third parties (including third party Contracts) in connection therewith, except in respect of non-material Mining Rights that the Corporation or any of its Subsidiaries intends to abandon or relinquish, and except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All of the Mining Rights and each of the documents, agreements, instruments and obligations relating thereto are valid, subsisting and in good standing in the name of the Corporation or its Subsidiaries, as applicable. All mining claims and mining leases, as applicable, owned by the Corporation are solely registered pursuant to the provisions of the Mining Act (Québec) and in the register of real rights of state resource development of the land register. All other material Mining Rights have been validly located, registered and recorded in accordance with all Applicable Laws and are valid, subsisting and in good standing. There are no options or other participation interests or rights of preference relating to the Mining Rights and all Mining Rights have active status, except for the mining claims set out in Section 3.1(v) of the Disclosure Letter which are suspended awaiting partial conversion to a mining lease, and neither the Corporation nor any of its Subsidiaries has received written notice of, nor has any knowledge of, any pending or threatened suspension or revocation proceedings in respect of the Mining Rights or any of them from any Governmental Entity, or of any outstanding or threatened claim, action, litigation or proceedings with respect to the Mining Rights before any Governmental Entity;

(w)	the Corporation is the sole absolute legal and beneficial owner of its material assets, including real property leased or owned by the Corporation, with good and marketable title thereto, free and clear of all Liens, except for the Permitted Liens. All agreements and other documents and instruments under which the Corporation owns, leases, uses or operates its immovable and real property and assets are valid and subsisting agreements, documents or instruments in full force and effect and are enforceable in accordance with their terms. The Corporation has not committed any material breach or default or any breach that would have a Material Adverse Effect on any of the provisions of such agreements, documents or instruments, nor has any such breach been alleged. The Corporation’s real property and assets are in good standing under Applicable Laws. No material breach or material adverse breach has occurred under any lease, license, concession or agreement pursuant to which the Corporation obtains an interest in such real property (whether leased or owned) or assets; and all Taxes required to be paid in respect of such real property (whether leased or owned) and assets as of the date hereof have been paid, except where the failure to pay such Taxes would not have a Material Adverse Effect;

(x)	all exploration and development operations on the properties of the Corporation and the Subsidiaries have been conducted in all material respects in accordance with good exploration, development and engineering practices, and all Applicable Laws pertaining to workers’ compensation and health and safety have been complied with in all material respects;

(y)	other than as set forth in the Disclosure Documents and Section 3.1(y) of the Disclosure Letter, the Corporation or its Subsidiaries own, lease, control or otherwise have legal rights to all material Mining Rights under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation or its Subsidiaries, as applicable, and subject to the nature and scope of the Matawinie Project, to access, explore for, and/or mine and develop the mineral deposits relating thereto, and, other than as set forth in Section 3.1(y) of the Disclosure Letter, no material commission, royalty, license fee or similar payment to any person with respect to the Mining Rights is payable, except which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All material Mining Rights in which the Corporation or its Subsidiaries hold an interest or right have been validly registered and recorded in accordance in all material respects with all Applicable Laws and are valid and subsisting. The Corporation and its Subsidiaries have or expect to obtain in the Ordinary Course all necessary surface rights, access rights and other necessary rights and interests relating to the Mining Rights granting the Corporation or its Subsidiaries the right and ability to access, explore for, mine and develop the mineral deposits as are appropriate in view of the rights and interests therein of the Corporation or its Subsidiaries, with only such exceptions as do not unreasonably interfere with the use made by the Corporation or its Subsidiaries of the rights or interest so held; and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or its Subsidiaries, as applicable, except where the failure to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(z)	the disclosure of the Mining Rights of the Corporation and the Subsidiaries as reflected in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023, constitutes an accurate description, in all material respects, of all material Mining Rights, held by the Corporation and the Subsidiaries, and the Corporation has no knowledge of any Claim or the basis for any Claim, including a Claim with respect to aboriginal or native rights, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the right thereof to use, transfer or otherwise explore for, develop and mine mineral deposits with respect to such Mining Rights;

(aa)	other than as disclosed in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023, the Corporation does not know of any:

(i)	Claim or the basis for any Claim by any First Nation, local community or any other Person, including a Claim with respect to any First Nation’s asserted or established rights or local community rights, with respect to the Assets and Properties of the Corporation and any of its Subsidiaries, that might or could have a Material Adverse Effect on the right thereof to use, transfer or otherwise explore for, mine and develop the mineral deposits or to conduct operations and production, construction and commissioning activities on the Matawinie Project and the Bécancour Project;

(ii)	treaty land entitlement claim or aboriginal rights or title claim having been asserted or any legal action by or relating to any local community or First Nation having been instituted against the Matawinie Project and the Bécancour Project, and no dispute between the Corporation or any of its Subsidiaries and any local community or First Nation exists or, to the knowledge of the Corporation, is threatened or imminent with respect to any of the Corporation’s or any such Subsidiary’s properties or activities;

(bb)	other than the Pre-Development Agreement and the Collaboration Agreement and ongoing discussions regarding a potential impacts and benefits agreement with the Council of the Atikamekw Nation and of the Manawan Atikamekw Council, the Corporation or its Subsidiaries have not entered into any written or oral arrangements with any First Nation or local community to provide benefits, financial compensation or more generally to provide any advantages or undertake any commitments, with respect to the Matawinie Project and the Bécancour Project at any stage of development, nor has the Corporation or its Subsidiaries engaged in discussions, negotiations or communications of any nature with any First Nation or local community regarding the foregoing;

(cc)	to the knowledge of the Corporation, the Material Contracts are in good standing in all material respects and in full force and effect as valid and binding agreements. None of the Corporation, any of the Subsidiaries, nor, to the knowledge of the Corporation, any other party thereto is in material default, violation or breach of any Material Contract, and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a material default or breach under any Material Contract which would give rise to a right of termination on the party of any other party to a Material Contract. No counterparty to any Material Contract has given written notice of its intention to terminate, or has sought to repudiate or disclaim, any Material Contract;

(dd)	the currently issued and outstanding Common Shares are listed and posted for trading on the TSXV under the symbol “NOU” and NYSE under the symbol “NMG”, and no Order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Purchased Shares or the Warrants (including the Common Shares underlying the Warrants), the issuance of the PIK Shares, or the trading of any of the Corporation’s issued securities has been issued and, to the knowledge of the Corporation, no proceedings for such purpose have been threatened or are pending. Neither the Corporation nor its Subsidiaries have received notice of any Claim, inquiry, review or investigation (formal or informal) of the Corporation or its Subsidiaries by any securities commission or similar regulatory authority under applicable Securities Laws or by the TSXV or the NYSE that is in effect or ongoing or expected to be implemented or undertaken. The Common Shares are registered under Section 12(b) of the U.S. Exchange Act and the Corporation is in compliance in all material respects with applicable Securities Laws;

(ee)	the Corporation has not taken any action which would reasonably be expected to result in the delisting or suspension of the Common Shares on or from the TSXV or NYSE and the Corporation is currently in compliance, in all material respects, with the rules and policies of the TSXV and NYSE;

(ff)	all Taxes due and payable by the Corporation and the Subsidiaries have been paid in the Ordinary Course. All Tax Returns required to be filed by the Corporation and the Subsidiaries have been duly and timely filed with all appropriate Governmental Entities and all such Tax Returns are complete and accurate in all material respects. To the knowledge of the Corporation, no audit or examination of any Tax Return of the Corporation or any of the Subsidiaries is currently in progress or threatened and there are no material issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by the Corporation or any Subsidiaries, except where such examinations, issues or disputes would not have a Material Adverse Effect. No Claim or assertion has been made, or has been threatened, by any Governmental Entity against the Corporation or any Subsidiaries in any jurisdiction where the Corporation or such Subsidiary does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; and

(gg)	each of the Corporation and the Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;

(hh)	the Corporation is a “reporting issuer” under applicable Securities Laws in the Reporting Jurisdictions and is not (or will not be, as the case may be) included in a list of defaulting reporting issuers maintained by the applicable securities regulatory authorities or regulators in the Reporting Jurisdictions;

(ii)	the Corporation is in compliance with its timely and continuous disclosure obligations under Securities Laws in the Reporting Jurisdictions and the policies, rules and regulations of the TSXV and NYSE, and, without limiting the generality of the foregoing, there is no material fact, and there has not occurred any material change (actual, anticipated, contemplated, threatened, financial or otherwise), relating to the assets, liabilities (contingent or otherwise), business, affairs, operations, prospects, capital or control of the Corporation and the Subsidiaries, which has not been publicly disclosed on a non-confidential basis in accordance with the requirements of Securities Laws of the Reporting Jurisdictions and the policies, rules and regulations of the TSXV and NYSE, and, except as may have been corrected by subsequent disclosure, all the statements set forth in all documents publicly filed by or on behalf of the Corporation were true, correct, and complete in all material respects and did not contain any misrepresentation as of the date of such statements or omit to state a material fact required to be stated therein or necessary to make the statements therein and the Corporation has not filed any confidential material change reports which remain confidential. None of the Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any Securities Laws in any Reporting Jurisdictions;

(jj)	with respect to forward-looking information contained in the Disclosure Documents:

(i)	the Corporation had a reasonable basis for the forward-looking information at the time the disclosure was made;

(ii)	all forward-looking information is identified as such, and all such documents caution users of forward-looking information that actual results may vary from the forward-looking information, identify material risk factors that could cause actual results to differ materially from the forward-looking information, and state the material factors or assumptions used to develop forward-looking information;

(iii)	is limited to a period for which the information in the future-oriented financial information or financial outlook can be reasonably estimated;

(kk)	TSX Trust Company is duly appointed as the registrar and transfer agent of the Common Shares in Canada and American Stock Transfer & Trust Co LLC has been duly appointed as co-transfer agent and registrar for the Common Shares in the United States;

(ll)	the Technical Report was in compliance in all material respects with the requirements of National Instrument 43-101 at the time of filing thereof, and the Technical Report reasonably presents the quantity of mineral resources and mineral reserves attributable to the Matawinie Project as at the date stated therein based upon information available at the time the Technical Report was prepared;

(mm)	the Corporation made available to the authors of the Technical Report, prior to the issuance of such report, for the purpose of preparing such report, all information requested by the authors, which information did not contain any misrepresentation at the time such information was so provided and there have been no material changes since the date of delivery or preparation thereof;

(nn)	the Corporation is in compliance in all material respects with the provisions of National Instrument 43-101 and has filed all technical reports required thereby and, there has been no change that would require the filing of a new technical report under National Instrument 43-101;

(oo)	all scientific and technical information derived from the Technical Report, the mineral resource and mineral reserve estimates or otherwise requiring review by a “qualified person” under National Instrument 43-101 set forth in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023 has been reviewed by a “qualified person” as required under National Instrument 43-101 and has been prepared in accordance with Canadian industry standards set forth in National Instrument 43-101;

(pp)	the Corporation has no reason to believe that the assumptions underlying the mineral resource and mineral reserve estimates associated with the Matawinie Project contained in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023 are not reasonable and appropriate and has no reason to believe that the projected capital and operating costs and projected production and operating results relating to the Matawinie Project, as summarized in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023, are not commercially achievable by the Corporation;

(qq)	the Corporation believes that the Technical Report reasonably presents the projected capital and operating costs and projected production and operating results of the Bécancour Project as at the date stated therein based upon information available at the time the Technical Report was prepared;

(rr)	the Corporation has no reason to believe that the assumptions underlying the projected capital and operating costs and production and operating results associated with the Bécancour Project contained in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023 are not reasonable and appropriate, except changes in the scope of the Bécancour Project under offtake agreements with Panasonic Energy Co., Ltd. and General Motors Holdings LLC and has no reason to believe that the projected capital and operating costs and projected production and operating results relating to the Bécancour Project, as summarized in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2022, or as described in the annual information form of the Corporation for the year ended December 31, 2022 filed on March 23, 2023, are not commercially achievable by the Corporation, except changes in the scope of the Bécancour Project under offtake agreements with Panasonic Energy Co., Ltd. and General Motors Holdings LLC;

(ss)	except as disclosed in Section 3.1(ss) of the Disclosure Letter, the Corporation and each Subsidiary has, collectively, obtained or possess all material Permits required by Applicable Law, and/or expects to receive all renewals for material Permits, including all material Environmental Permits, to own, lease, and operate its Assets and Properties and to conduct the business as currently conducted by the Corporation and the Subsidiaries or proposed to be conducted by the Corporation and the Subsidiaries in connection with the proposed construction and development of the Projects set forth in Section 3.1(ss) of the Disclosure Letter. Section 3.1(ss) of the Disclosure Letter sets forth a correct list of: (i) all material Permits held by the Corporation and the Subsidiaries; and (ii) all Permits required to be obtained or maintained by the Corporation at FID to commence with the construction and development of the Projects. All such Permits are or will be, as applicable, in full force and effect, and the Corporation and its Subsidiaries have performed or will perform, as applicable, all of its and their obligations under and are or will be, as applicable, other than as disclosed in Section 3.1(ss) of the Disclosure Letter, and have been, in material compliance with all such Permits. The Corporation and its Subsidiaries are not in violation of, or in material default under, any of the Permits and the Corporation and its Subsidiaries have not received any written or, to its and their knowledge, oral notice from any Governmental Entity (i) indicating or alleging that the Corporation or its Subsidiaries do not possess any material Permit required to own, lease, and operate its properties and assets or to conduct the business as currently conducted or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of its or their material Permits. None of the Corporation nor its Subsidiaries’ Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(tt)	except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Corporation and the Subsidiaries own or possess sufficient enforceable rights to use all intellectual and industrial property, including patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, trade names, copyrights, industrial designs, concepts, know how, inventions, know how and trade secrets, used in the conduct of the business thereof (the “Intellectual Property”), free and clear of any Liens of any kind or nature. The Corporation and the Subsidiaries have taken reasonable measures to protect and maintain the Intellectual Property, including, without limitation, by securing the registration of Intellectual Property (as appropriate or as required by contractual obligations if applicable) and by paying all registration and renewal fees for Intellectual Property which are registered or applied for in the name of the Corporation and/or any Subsidiary. Neither the execution, delivery, or performance of this Agreement and the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property owned by the Corporation and its Subsidiaries; (ii) a breach of any Material Contract related to Intellectual Property; (iii) the release, disclosure, or delivery of any Intellectual Property owned by the Corporation and its Subsidiaries, by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property owned by the Corporation and its Subsidiaries;

(uu)	the Corporation and its Subsidiaries take and have taken commercially reasonable steps to protect and maintain the Intellectual Property owned by the Corporation and its Subsidiaries and the confidentiality of trade secrets and material confidential information included therein, and none of the Corporation or its Subsidiaries have disclosed any such confidential Intellectual Property to any third party other than pursuant to a written confidentiality agreement (and other than to legal counsel who are bound by professional obligations of confidentiality), pursuant to which such third party agrees to protect such confidential information;

(vv)	all Persons who have contributed, developed or conceived any Intellectual Property owned by the Corporation and its Subsidiaries have done so pursuant to a valid and enforceable agreement or other legal obligation that protects the confidential information of the Corporation and its Subsidiaries and grants the Corporation and its Subsidiaries exclusive ownership of the Person’s contribution, development or conception;

(ww)	neither the Corporation nor any of the Subsidiaries has received any notice nor does the Corporation or any of the Subsidiaries have knowledge of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests of the Corporation or the Subsidiaries therein and which infringement or conflict (if subject to an unfavourable decision, ruling or finding) or invalidity or inadequacy would have a Material Adverse Effect;

(xx)	(i) each of the Corporation and the Subsidiaries, their respective Assets and Properties and the business, affairs and operations of each of the Corporation and the Subsidiaries, have been and are in compliance in all material respects with all Environmental Laws and Environmental Permits; (ii) neither the Corporation nor the Subsidiaries are in material violation of, or have received a written complaint or notice alleging the Corporation’s or any of the Subsidiaries’ violation or non-compliance with, or liability under, any Environmental Laws or any regulation relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”); (iii) each of the Corporation and the Subsidiaries has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws and regulations relating to Hazardous Materials; (iv) there are no events or circumstances that might reasonably be expected to form the basis of an Order for clean up or remediation, or a Claim by any private party or Governmental Entity, against or affecting the Corporation or the Subsidiaries relating to Hazardous Materials or any Environmental Laws; and (v) there are no Environmental Permits which either the Corporation or the Subsidiaries do not have which are necessary to conduct the business, affairs and operations of each of the Corporation and the Subsidiaries and all Environmental Permits held by the Corporation and the Subsidiaries are in full force and effect;

(yy)	in the Ordinary Course, the Corporation conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Corporation and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). No facts or circumstances have come to the Corporation’s attention that could result in costs or liabilities that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(zz)	except as set forth in Section 3.1(zz) of the Disclosure Letter, none of the directors, officers or employees of the Corporation or the Subsidiaries or any associate or Affiliate of any of the foregoing has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation or the Subsidiaries that materially affects, is material to or will materially affect the Corporation or any of the Subsidiaries;

(aaa)	the issue of the Purchased Shares, the PIK Shares, the Warrants, and the Warrant Shares will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation, or to which the Corporation is subject, which has not expired or for which a waiver has not been obtained;

(bbb)	other than fees to be paid to the Corporation’s financial advisors in connection with the advisory services rendered by them in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, there is no broker, finder or other party or Person, that is entitled to receive from the Corporation any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement and the Ancillary Agreements;

(ccc)	the Corporation does not have any outstanding extension of credit, in the form of a personal loan, to or for any director or executive officer of the Corporation except for such extensions of credit as are expressly permitted by Section 13(k) of the Exchange Act;

(ddd)	neither the Corporation nor any Subsidiary has (i) made any material loans to each other, except in respect of the intercompany loans made in the ordinary course of business, or (ii) guaranteed the material obligations of each other. Neither the Corporation nor any Subsidiary has made any material loans to or guaranteed the material obligations of any other person;

(eee)	the Corporation and the Subsidiaries maintain insurance by insurers of recognized financial responsibility, against such losses, risks and damages to their business operations and assets in such amounts that are: (i) customary for the business in which they are engaged, (ii) on a basis consistent with reasonably prudent persons in comparable businesses, and (iii) in compliance with the requirements contained in any Material Contract; and all of the policies in respect of such insurance coverage, fidelity or surety bonds insuring the Corporation, the Subsidiaries, and their respective directors, officers and employees, and the business operations and assets, are in good standing and in full force and effect in all respects, and there are no default thereunder. The Corporation and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects and there are no material claims by the Corporation or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Corporation and the Subsidiaries have no reason to believe that they will not be able to renew such existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue business operations at a cost that would not have a Material Adverse Effect, and neither the Corporation nor its Subsidiaries has failed to promptly give any notice of any material claim thereunder;

(fff)	to the knowledge of the Corporation, neither the Corporation nor any of the Subsidiaries nor any director, officer, or employee of the Corporation or any of the Subsidiaries, nor any agent, Affiliate or other person acting on behalf of the Corporation or any of the Subsidiaries has, in the course of its actions for, or on behalf of, the Corporation or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic Government Official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the Anti-Corruption Laws; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Corporation and the Subsidiaries and, to the knowledge of the Corporation, the Corporation’s Affiliates have conducted their respective businesses in compliance with the Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith;

(ggg)	the operations of the Corporation and the Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened;

(hhh)	neither the Corporation, the Subsidiaries, directors, officers, or employees, nor, to the knowledge of the Corporation, after reasonable inquiry, any agent, Affiliate or other person acting on behalf of the Corporation or any of the Subsidiaries is currently the subject or the target of any U.S. Sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant Governmental Entity (collectively, “Sanctions”); nor is the Corporation or any of the Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Russia and Syria; and the Corporation will not directly or indirectly use the Proceeds, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that at the time of such financing, is the subject or the target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of applicable Sanctions. For the past five years, the Corporation and the Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any sanctioned country;

(iii)	the Purchased Shares and the PIK Shares as described in this Agreement have been, or prior to the Closing will be, duly authorized, created and reserved for issuance and, when issued, delivered and paid for in full, will be validly issued and fully paid Common Shares;

(jjj)	the Warrant Shares, upon the due exercise of the Warrants will be, duly authorized, created and reserved for issuance, validly issued and fully paid Common Shares;

(kkk)	the form of the Warrant Certificate has been duly approved by the Corporation and complies with applicable corporate laws and Securities Laws, including the rules and policies of the TSXV and the NYSE;

(lll)	the Corporation has complied, or will comply, with all Applicable Laws in connection with the offer, sale and issuance of the Purchased Shares, the Warrants, and the Warrant Shares and the issuance of the PIK Shares. The Corporation has obtained or will obtain prior to Closing all necessary approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Purchased Shares and the Warrants and the issuance of the PIK Shares as herein contemplated, including the approval of the TSXV and any required authorizations from NYSE;

(mmm)	with respect to each premises of the Corporation and the Subsidiaries which is material to the Corporation (on a consolidated basis) and which the Corporation and/or its Subsidiaries occupy as tenant (the “Premises”), the Corporation and/or such Subsidiaries occupy the Premises and have the exclusive right to occupy and use the Premises and each of the leases pursuant to which the Corporation and/or such Subsidiaries occupy the Premises is in good standing and in full force and effect;

(nnn)	the Corporation and the Subsidiaries are in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity, hours, wages, workers’ compensation and occupational health and safety except where such non-compliance would not result in a Material Adverse Effect. The Corporation and the Subsidiaries have not and are not engaged in any unfair labor practice and there is no labor strike, dispute, slowdown, stoppage, complaint or grievance pending, instituted or, to the knowledge of the Corporation, threatened, against the Corporation or its Subsidiaries. There is no collective bargaining agreement currently in place or being negotiated by the Corporation or its Subsidiaries and the Corporation and the Subsidiaries have not received any notice of, nor have any knowledge of, any occurrence which would reasonably be expected to lead to a dispute, complaint, grievance or any other unresolved matter. There are no outstanding orders under any employment or human rights legislation in any jurisdiction in which the Corporation or its Subsidiaries carry on business or have employees;

(ooo)	neither the Corporation nor any of its Subsidiaries sponsors or maintains or has any obligation to make contributions to any “pension plan” (as defined in Section 3(2) of ERISA) subject to the standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each plan for bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or its Subsidiaries for the benefit of any current or former director, officer or employee of the Corporation or its Subsidiaries, as applicable (the “Employee Plans”), has been maintained in all material respects in accordance with its terms and with the requirements prescribed by any and all Applicable Laws in respect of such Employee Plans;

(ppp)	each of the Corporation and the Subsidiaries are insured by recognized and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Corporation and the Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Corporation has no reason to believe that it or any of the Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Corporation nor the Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied;

(qqq)	the Corporation is an “emerging growth company” as defined in Section 2(a) of the U.S. Securities Act;

(rrr)	there has been no material security breach or other material compromise of or relating to any of the Corporation or the Subsidiaries’ information technology assets and equipment, computer systems, networks, hardware, software, websites, applications, and databases (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them) or technology (collectively, “IT Systems and Data”) and (i) the IT Systems and Data are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Corporation and the Subsidiaries as currently conducted and, to the best of the Corporation’s and its Subsidiaries’ knowledge, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Corporation and the Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data (including all personal, personally identifiable, sensitive, confidential or regulated data); (iii) the Corporation and each of the Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material compromise to their IT Systems and Data; (iv) the Corporation and each of the Subsidiaries are presently in material compliance with all Applicable Laws or statutes and all judgments, Orders, rules and regulations of any court or arbitrator or Governmental Entity, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (v) the Corporation and each of the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices;

(sss)	the Corporation and each of the Subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, including the Act Respecting the Protection of Personal Information in the Private Sector (Québec) and the Corporation and the Subsidiaries have taken commercially reasonable actions to prepare to comply with the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679), to the extent the GDPR applies to the Corporation (collectively, the “Privacy Laws”). To ensure compliance with the Privacy Laws, the Corporation and each of the Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of personal data (the “Policies”). The Corporation and each of the Subsidiaries have at all material times made all material disclosures to users or customers required by Applicable Laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Corporation, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Corporation further certifies that neither it nor any of the Subsidiaries (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law, except with respect to subsection (i), (ii) and (iii) as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(ttt)	the Corporation believes that it was a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended for its tax year ended December 31, 2023, and based on current business plans and financial expectations, the Corporation expects that it may be a PFIC for its current tax year and may be a PFIC in future tax years;

(uuu)	neither the Corporation nor any of the Subsidiaries have taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Shares or of any “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act (“Regulation M”)) with respect to the Common Shares, whether to facilitate the sale or resale of the Common Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M;

(vvv)	the Corporation is not, and will not be, either after receipt of payment for the Purchased Shares or the Warrants, or after the application of the proceeds therefrom, required to register as an “investment company” under the United States Investment Company Act of 1940, as amended;

(www)	there are no business relationships or related-party transactions involving the Corporation or any of its Subsidiaries or any other Person required to be disclosed under Securities Laws which have not been disclosed;

(xxx)	none of the directors, officers or employees of the Corporation or the Subsidiaries or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any material transaction or any proposed transaction with the Corporation or the Subsidiaries;

(yyy)	the Corporation and its Subsidiaries have to their knowledge provided truthful and materially complete information to CFIUS and Canadian Governmental Entities with respect to inquiries or requests that the Corporation or its Subsidiaries have received, including all Specified Matters;

(zzz)	none of the outstanding Common Shares were issued in violation of any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Corporation. Other than the Notes, the Warrants, or as set out in Section 3.1(zzz) of the Disclosure Letter, there are no authorized or outstanding options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any shares of the Corporation or any of its Subsidiaries;

(aaaa)	to the Corporation’s knowledge, there are no undisclosed facts or circumstances reasonably likely to constitute a Material Adverse Effect; and

(bbbb)	as of the date of this Agreement, neither the Corporation nor any of its Subsidiaries is in receipt of any oral or written offer, indication of interest, proposal or inquiry relating to any (i) direct or indirect acquisition of an equity interest (whether by merger, consolidation, stock sale or other business combination) in the Corporation, (ii) acquisition of any of the voting equity interests of the Corporation through a primary issuance for cash proceeds, (iii) offtake or similar arrangement, (iv) tender offer or exchange offer by the Corporation that if consummated would result in any person or that person’s affiliates beneficially acquiring any of the voting equity interests of the Corporation, (v) merger, consolidation, other business combination or similar transaction involving the Corporation or any of its Subsidiaries, pursuant to which such person would own any of the consolidated assets, net revenues or net income of the Corporation and its Subsidiaries, taken as a whole, or (vi) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Corporation or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Corporation, in all cases of clauses (i)-(vi), where such transaction is to be entered into with any FEOC.

3.2	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Corporation as of the date hereof (unless a different date is indicated, in which case the representation and warrantee shall be as of such date) as follows and acknowledges that the Corporation is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)	this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the Investor and constitute legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, and will not violate or conflict with the constating documents of the Investor or the terms of any restriction, agreement, undertaking, or Applicable Laws to which the Investor is subject;

(b)	the Investor has been duly incorporated and is validly existing as a corporation under the Applicable Laws of the jurisdiction in which it was formed, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Investor, and the Investor has the necessary corporate power and authority to execute and deliver the Agreement and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary action in respect thereof;

(c)	the Investor is acquiring the Purchased Shares, the PIK Shares, and the Warrants as principal for its own account, not for the benefit of any other Person, for investment only and not with a view to the resale or distribution of all or any of the Purchased Shares, the PIK Shares, the Warrants, or the Warrant Shares, and it is an “accredited investor”, as such term is defined in National Instrument 45-106 “Prospectus Exemptions” (“NI 45-106”) or as defined in section 73.3(1) of the Securities Act (Ontario) and has concurrently executed and delivered an Accredited Investor Status Certificate;

(d)	the Investor is knowledgeable of, or has been independently advised as to, the applicable securities laws of the securities regulators having application in the jurisdiction in which the investor is resident that would apply to the purchase of the Purchased Shares, the PIK Shares, and the Warrants (the “International Jurisdiction”);

(e)	the Investor is acquiring the Purchased Shares, the PIK Shares, and the Warrants pursuant to exemptions from prospectus, registration or equivalent requirements under applicable securities laws or, if such is not applicable, the Investor is permitted to acquire the Purchased Shares, the PIK Shares, the Warrants and any Warrant Shares under the applicable securities laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(f)	the applicable securities laws of the authorities in the International Jurisdiction do not require the Corporation to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Purchased Shares, the PIK Shares, the Warrants and any Warrant Shares;

(g)	the purchase of the Purchased Shares, the PIK Shares, and the Warrants by the Investor does not trigger:

(i)	any obligation of the Corporation to prepare and file a prospectus, an offering memorandum or similar document, or any other report or notice with respect to such purchase in the International Jurisdiction;

(ii)	any continuous disclosure reporting obligation of the Corporation in the International Jurisdiction; or

(iii)	any registration or other obligation on the part of the Corporation in the International Jurisdiction;

(h)	the distribution of the Purchased Shares, the PIK Shares, the Warrants and any Warrant Shares to the Investor complies with the laws of the International Jurisdiction;

(i)	the Investor acknowledges that the Purchased Shares, the PIK Shares, and the Warrants have not been offered to the Investor (or any person on whose behalf the Investor is contracting) in the United States, and any person making the order to acquire the Purchased Shares, the PIK Shares, and the Warrants and executing and delivering this Agreement was not in the United States when the order was placed and this Agreement was executed and delivered;

(j)	the Investor is not a U.S. Person (as defined in Regulation S under the United States Securities Act of 1933 (the “U.S. Securities Act”), as amended, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States) and is not acquiring the Purchased Shares, the PIK Shares, or the Warrants on behalf of, or for the account or benefit of, a Person in the United States or a U.S. Person;

(k)	the Investor has not acquired the Purchased Shares, the PIK Shares, or the Warrants as a result of any form of directed selling efforts in the United States, as such term is defined in Regulation S under the U.S. Securities Act;

(l)	the Investor understands and acknowledges that the Corporation (i) is under no obligation to be or to remain a “foreign issuer”, as such term is defined in the U.S. Securities Act, (ii) may not, at the time the Investor sells the Purchased Shares, the PIK Shares, or the Warrant Shares, or at any other time, be a foreign issuer, and (iii) may engage in one or more transactions that could cause the Corporation not to be a foreign issuer;

(m)	neither the Investor nor any of its Affiliates owns or controls, directly or indirectly any Common Shares;

(n)	the Investor understands that the Purchased Shares and the Warrants are being offered for sale only on a “private placement” basis and that the sale and delivery of the Purchased Shares and the Warrants and the issuance of the PIK Shares is conditional upon such sales and issuances being exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivery of an offering memorandum and, as a consequence (i) the Investor is restricted from using most of the civil remedies available under Securities Laws, (ii) the Investor may not receive information that would otherwise be required to be provided to it under Securities Laws, and (iii) the Corporation is relieved from certain obligations that would otherwise apply under Securities Laws; and

(o)	the Investor has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, prospectus, registration statement, sales or advertising literature, or any other document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing or purporting to describe the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Purchased Shares, the PIK Shares, or the Warrants.

3.3	Acknowledgements and Authorizations of the Investor

The Investor hereby acknowledges and agrees as follows:

(a)	no applicable securities regulatory authority (or authorities) or regulator, agency, Governmental Entity, regulatory body, stock exchange or other regulatory body has reviewed or passed on the investment merits of the Purchased Shares, the PIK Shares, or the Warrants;

(b)	the Purchased Shares, the PIK Shares, and the Warrant Shares will be subject to a restricted period on resale prescribed by Section 2.5 of National Instrument 45-102 – Resale of Securities;

(c)	the certificate(s) or DRS Advice(s) representing the Purchased Shares and the PIK Shares when issued, will bear or be bound by, a legend substantially in the form set out in the Accredited Investor Status Certificate, as well as any other legends prescribed by applicable Securities Laws and the policies of the TSXV and NYSE; and

(d)	the Warrants, when issued, will bear or be bound by, a legend substantially in the form set out in the Warrant Certificate, as well as any other legends prescribed by applicable Securities Laws and the policies of the TSXV and NYSE.

Article 4
CONDITIONS precedent to CLOSING

4.1	Investor’s Conditions Precedent to Closing

The Investor’s obligation under this Agreement to purchase the Purchased Shares and the Warrants and acquire the PIK Shares, shall be subject to the following conditions (which conditions may be waived by the Investor in its sole discretion):

(a)	(i) the representations and warranties of the Corporation contained in Sections 3.1(a), 3.1(b), and 3.1(e) of this Agreement shall be true and correct in all respects as at the Closing Time, with the same force and effect as if made on and as at the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (ii) the other representations and warranties of the Corporation contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Effect, in all respects) as at the Closing Time, with the same force and effect as if made on and as at the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date;

(b)	the Corporation shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement and the Ancillary Agreements required to be performed or complied with prior to the Closing;

(c)	no Material Adverse Effect shall have occurred;

(d)	the Investor shall have received a certificate from a senior officer of the Corporation (on the Corporation’s behalf and without personal liability), in form and substance satisfactory to the Investor, acting reasonably, confirming satisfaction of the conditions referred to in Sections 4.1(a), 4.1(b), and 4.1(c);

(e)	there shall be no issued Order, injunction, judgment or ruling filed or imposed by any Governmental Entity enjoining, delaying, restricting or preventing the consummation of the transactions contemplated in this Agreement or any Ancillary Agreement or claiming that such transactions are improper;

(f)	the Common Shares shall continue to be listed for trading on the TSXV and the NYSE as at the Closing;

(g)	the Corporation shall not be the subject of a cease trading order (including a management cease trade order) made by any applicable securities regulatory authority (or authorities) or regulator in Canada or the United States or other Governmental Entity;

(h)	the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Purchased Shares and the Warrants and the issuance of the PIK Shares as herein contemplated, including any required approval of the TSXV, any required authorization of the NYSE and any required approval by the Shareholders (including in connection with any applicable requirements of Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions, unless the Corporation has received an exemption in respect thereof);

(i)	all necessary filings required under any applicable competition or antitrust laws shall have been made and the expiration or termination of any applicable waiting or review periods under any competition or antitrust Applicable Laws has occurred and all requisite approvals and authorizations under any competition or antitrust competition or antitrust Applicable Laws have been obtained, in each case to the extent necessary to consummate the transactions contemplated hereby in compliance with such competition or antitrust Applicable Laws;

(j)	the Investor shall have received the closing deliveries set forth in Section 5.2;

(k)	the closing of the transactions contemplated by the subscription agreements dated the date hereof between the Corporation and each of Panasonic Holdings Corporation and General Motors Holdings LLC (collectively, the “GM and Panasonic Closings”), each in accordance with the terms thereof, shall occur concurrently with, or earlier than, the Closing; and

(l)	the closing of the transactions contemplated by the subscription agreement dated the date hereof between the Corporation and Pallinghurst Bond Limited or an Affiliate, in accordance with the terms thereof, shall occur concurrently with, or earlier than, the Closing, and in any case not earlier than the GM and Panasonic Closings.

If any of the foregoing conditions has not been fulfilled by the Outside Date, the Investor may elect not to complete the Investment by notice in writing to the Corporation, and in such case and for the avoidance of doubt, the Corporation shall not issue the PIK Shares or the certificate(s) or DRS Advice(s) representing the PIK Shares. The Investor may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to its rights in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

4.2	Corporation’s Conditions Precedent to Closing

The Corporation’s obligation under this Agreement to issue and sell the Purchased Shares and the Warrants and issue the PIK Shares, is subject to the following conditions (which conditions may be waived by the Corporation in its sole discretion):

(a)	the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects) as at the Closing Time, with the same force and effect as if made on and as at the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement;

(b)	the Investor shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement and the Ancillary Agreements required to be performed or complied with prior to the Closing;

(c)	the Corporation shall have received a certificate from an officer of the Investor (on the Investor’s behalf and without personal liability), in form and substance satisfactory to the Corporation, acting reasonably, confirming the conditions referred to in Sections 4.2(a) and 4.2(b);

(d)	there shall be no issued Order, injunction, judgment or ruling filed or imposed by any Governmental Entity for the purpose of enjoining, delaying, restricting or preventing the consummation of the transactions contemplated in this Agreement or any Ancillary Agreement or claiming that such transactions are improper;

(e)	the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Purchased Shares and the Warrants and the issuance of the PIK Shares as herein contemplated, including any required approval of the TSXV, any required authorization of the NYSE, and any required approval by the Shareholders (including in connection with any applicable requirements of Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions, unless the Corporation has received an exemption in respect thereof); and

(f)	the Corporation shall have received the closing deliveries set forth in Section 5.3.

If any of the foregoing conditions has not been fulfilled by the Outside Date, the Corporation may elect not to complete the Investment by notice in writing to the Investor, and in such case and for the avoidance of doubt, the Corporation shall not issue the PIK Shares or the certificate(s) or DRS Advice(s) representing the PIK Shares. The Corporation may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights in the event of non-fulfilment of any other condition, in whole or in part, or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

Article 5
cLOSING

5.1	Time and Place of Closing

The closing of the subscription and issuance of the Purchased Shares and the Warrants and the issuance of the PIK Shares (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at the Closing Time, or at such other place, date or time as agreed upon by the Investor and the Corporation.

5.2	Corporation’s Closing Deliveries

At or prior to the Closing Time, the Corporation shall deliver to the Investor the following:

(a)	the Investor Rights Agreement duly executed by the Corporation;

(b)	the Registration Rights Agreement duly executed by the Corporation;

(c)	the Warrant Certificate duly executed by the Corporation;

(d)	one or more share certificates or DRS Advices evidencing the Purchased Shares and the PIK Shares and registered in accordance with the registration instructions set forth in Schedule B hereto, or as may be otherwise subsequently directed by or on behalf of the Investor in writing;

(e)	a certificate of compliance of the Corporation dated within two Business Days prior to the Closing issued pursuant to the Canada Business Corporations Act;

(f)	a certificate dated the date of Closing addressed to the Investor and signed by a senior officer of the Corporation (in each case without personal liability) in form and content satisfactory to the Investor and counsel to the Investor (each acting reasonably), certifying with respect to:

(i)	the currently effective constating documents of the Corporation;

(ii)	the necessary corporate approvals of the Corporation for the offering of the Purchased Shares and the Warrants and the issuance of the PIK Shares and the Warrant Shares; and

(iii)	an incumbency and signatures of signing persons of authority and officers of the Corporation;

(g)	a corporate law and securities law opinion from the Corporation’s legal counsel, in a form satisfactory to the Investor, acting reasonably, as to certain matters relating to the Corporation, the distribution of the Purchased Shares, the PIK Shares, and the Warrants, an exemption to the registration requirements under Securities Laws and other related matters;

(h)	evidence of any required approval of the TSXV and any required authorization of the NYSE with respect to the sale and the listing of the Purchased Shares, the PIK Shares, and the Warrants as herein contemplated; and

(i)	such further certificates and other documentation from the Corporation as may be contemplated herein or as the Investor may reasonably request.

5.3	Investor’s Closing Deliveries.

At or prior to the Closing Time, the Investor shall deliver to the Corporation, the following:

(a)	the Investor Rights Agreement duly executed by the Investor;

(b)	the Registration Rights Agreement duly executed by the Investor;

(c)	a duly completed Accredited Investor Status Certificate and completed registration details as set forth in Schedule B;

(d)	the surrender and transfer by the Investor to the Corporation of the Surrendered and Cancelled Securities for cancellation; and

(e)	such further certificates and other documentation from the Investor as may be contemplated herein or as the Corporation may reasonably request.

Article 6
cOVENANTS

6.1	Actions to Satisfy Closing Conditions

Each of the parties shall take commercially reasonable efforts to ensure satisfaction of each of the conditions for which they are responsible for performing, delivering or satisfying set forth in Article 4.

6.2	Consents, Approvals and Authorizations

(a)	The Corporation covenants that it shall prepare, file and diligently pursue until received all necessary consents, approvals and authorizations of any Person and make such necessary filings, as are required to be obtained under Applicable Laws with respect to the Investment. If required by Securities Laws or reasonably requested by the Corporation, the Investor will use commercially reasonable efforts to execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Purchased Shares, the PIK Shares, and the Warrants.

(b)	The Corporation shall keep the Investor fully informed regarding the status of such consents, approvals and authorizations, and the Investor, its representatives and counsel shall have the right to provide input into any applications for approval and related correspondence, which will be incorporated by the Corporation, acting reasonably. The Corporation will provide notice to the Investor (and its counsel) of any proposed substantive discussions with the TSXV or the NYSE if required in connection with the Investment. On the date all such consents, approvals and authorizations have been obtained by the Corporation and all such filings have been made by the Corporation, the Corporation shall notify the Investor of same.

(c)	Without limiting the generality of the foregoing, the Corporation shall promptly make all filings required by the TSXV and the NYSE. If the approval or authorization of either of the TSXV or the NYSE is “conditional approval” subject to the making of customary deliveries to the TSXV or the NYSE after the Closing Time, the Corporation shall ensure that such filings are made as promptly as practicable after such date and in any event within the time frame contemplated in the conditional approval letter from the TSXV or the authorization from the NYSE, as applicable.

(d)	Without limiting the generality of the foregoing, each of the Corporation and the Investor shall use its reasonable best efforts to (i) promptly file, or cause to be filed, any notification required to be made to any Governmental Entity pursuant to the applicable antitrust or competition laws of any jurisdiction regarding the transactions contemplated hereby; (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required by such Governmental Entity; and (iii) take all commercially reasonable steps to cause the expiration or termination of any applicable waiting or review periods and obtain all requisite approvals and authorizations under any competition or antitrust law as necessary to consummate the transactions contemplated hereby. Each of the Corporation and Investor (i) shall cooperate with the other party in connection with any filing or submission made pursuant to this section and keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity regarding any filings contemplated hereby, (ii) provide the other party notice and an opportunity to participate in any oral communications with such Governmental Entity to the extent not prohibited by that Governmental Entity, and (iii) provide the other party the opportunity to review and comment on any substantive communications with such Governmental Entity and consider the other party’s comments reasonably and in good faith.

(e)	The Corporation shall, as promptly as practicable after the date hereof, seek, and continue to use commercially reasonable efforts to seek until obtained, the consent of each Person which is required in connection with the Investment, but excluding, for greater certainty, the preparation or filing of a prospectus, offering memorandum, registration statement or similar document in any jurisdiction.

6.3	Ordinary Course of Business

(a)	Except as contemplated or permitted by this Agreement, from the date hereof until the earlier of the Closing Time and the termination of this Agreement, the Corporation and its Subsidiaries shall conduct its business in the Ordinary Course in material compliance with Applicable Laws, including using commercially reasonable efforts to maintain and preserve intact the current organization and business of the Corporation in all material respects, preserve and maintain all of its Permits, and preserve the rights, goodwill and relationships of counterparties of Material Contracts. Without limiting the foregoing, the Corporation covenants and agrees with the Investor the Corporation will not, from the date hereof and ending on the earlier of the Closing Time and the termination of this Agreement, except with the prior written consent of the Investor, or as set forth in Section 6.3(a) of the Disclosure Letter:

(i)	split, combine or reclassify any of the outstanding Common Shares;

(ii)	redeem, purchase or offer to purchase any Common Shares or convertible notes (excluding the Notes);

(iii)	amalgamate, merge or consolidate with any other Person;

(iv)	perform any act or enter into any transaction or negotiation which might materially adversely interfere or be materially inconsistent with the consummation of the Investment (which for greater certainty does not include a Change of Control);

(v)	make or award any increases in salary, incentive compensation or other bonuses to executives of the Corporation or its Subsidiaries (other than in the Ordinary Course); or

(vi)	agree or commit to do any of the foregoing.

6.4	Access to Information

Until the earlier of the Closing Time and the termination of this Agreement, the Corporation shall:

(a)	provide the Investor, its designees and its representatives with reasonable access, upon reasonable notice during normal business hours, to the Corporation’s and its Subsidiaries’ books and records and executive management so that the Investor may conduct reasonable inspections, investigations and audits relating to the Corporation and its Subsidiaries, including as to the internal accounting controls and operations of the Corporation and its Subsidiaries;

(b)	deliver to the Investor, immediately following receipt thereof, a copy of any notice, letter, correspondence or other communication from any Governmental Entity or any Claim or filing involving the Corporation, in each case, in respect of the Corporation’s potential, actual or alleged violation of any and all laws applicable to the business, affairs and operations of the Corporation and its Subsidiaries anywhere in the world, and any responses by the Corporation in respect thereto;

(c)	for the year ended December 31, 2023 and subsequent reporting periods, deliver to the Investor, as promptly as practicable following the end of each fiscal quarter and fiscal year, an unaudited reconciliation of the Corporation’s quarterly publicly issued financial statements with respect to such fiscal quarter and audited reconciliation of the Corporation’s annually publicly issued financial statements with respect to such fiscal year to U.S. GAAP, if it was reasonably determined by the Investor that this information is necessary for the Investor’s financial reporting, accounting or tax purposes; and

(d)	deliver to the Investor, as promptly as practicable, such information and documentation relating to the Corporation and its Affiliates as the Investor may reasonably request from the Corporation from time to time for purposes of complying with the Investor’s tax reporting obligations with respect to its ownership of the Corporation.

6.5	Notice

Until the earlier of the Closing Time and the termination of this Agreement, the Corporation shall promptly notify the Investor of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of the Corporation contained in Section 3.1 of this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Time; or

(b)	result in the failure of the Corporation comply with any covenant or agreement to be complied with by the Corporation pursuant to the terms of this Agreement.

6.6	Anti-bribery and Corruption Compliance

Until the earlier of the Closing Time and the termination of this Agreement:

(a)	the Corporation shall cause its employees, directors, officers, and to the best of its ability any person acting on its behalf to comply, with applicable Anti-Corruption Laws;

(b)	neither the Corporation, the Subsidiaries, nor any of its or their employees, directors, officers or, to the knowledge of the Corporation, or any person acting on its behalf shall:

(i)	give, promise to give, or offer to give, any payment, loan, gift, donation, or anything else of value (including a facilitation payment) directly or indirectly, whether in cash or in kind, to or for the benefit of, any Government Official or any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such Government Official or to any other Person for the purpose of: (A) improperly influencing any action or decision of any Government Official in their official capacity, including a decision to fail to perform official functions, (B) inducing any Government Official or other person to act in violation of their lawful duty, (C) securing any improper advantage or (D) persuading any Government Official or other person to use their influence with any Governmental Entity or any government-owned person to effect or influence any act or decision of such Governmental Entity or government-owned person; and

(ii)	accept, receive, agree to accept, or authorize the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of applicable Anti-Corruption Laws.

(c)	the Corporation shall (and shall cause its Subsidiaries to) maintain policies, procedures and internal controls reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, including records of payments to any third parties or Persons (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Anti-Corruption Laws. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Anti-Corruption Laws.

6.7	Trade and Sanctions Compliance

Until the earlier of the Closing Time and the termination of this Agreement:

(a)	the Corporation shall and shall cause its Subsidiaries and its and their respective employees, directors, officers, and to the best of its ability, its and their respective agents, and any person acting on its or their behalf to comply with all applicable Sanctions;

(b)	neither the Corporation, the Investor, nor any of their respective subsidiaries, directors, officers, or employees: (i) shall be a Sanctioned Person; or (ii) to the knowledge of the Corporation or the Investor, as applicable, shall act under the direction of, on behalf of, or for the benefit of a Sanctioned Person;

(c)	the Corporation shall, no later than January 1, 2026, institute and maintain a risk-based compliance program to ensure compliance with Sanctions by itself, its Subsidiaries, and each of their respective directors, officers, and employees. The compliance program shall include risk-based policies, procedures, controls, training, monitoring, oversight and appropriate resourcing following guidance provided by OFAC, BIS and any other relevant Sanctions Authority. Within 30 days after the date on which the Corporation adopts such policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation’s adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Sanctions. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Sanctions; and

(d)	the Corporation shall not, and shall cause its Subsidiaries and its and their respective employees, directors or officers not to, conduct any business transaction or activity with a Sanctioned Person or Sanctioned Territory.

This Section 6.7 shall not be interpreted or applied in relation to the Corporation to the extent that the representations made under this Section 6.7 violate, or would result in a breach of the Foreign Extraterritorial Measures Act (Canada).

6.8	Compliance with Money Laundering Laws

Until the earlier of the Closing Time and the termination of this Agreement:

(a)	the Corporation shall cause its employees, directors, officers, and to the best of its ability any person acting on its behalf to comply with all applicable Money Laundering Laws; and

(b)	the Corporation shall, no later than January 1, 2026, institute and maintain policies and procedures designed to ensure compliance with any applicable Money Laundering Laws by itself, its Subsidiaries, and each of their respective directors, officers, and employees. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts such policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation’s adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Money Laundering Laws. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Money Laundering Laws.

6.9	Foreign Investment Review

Until the earlier of the Closing Time and the termination of this Agreement:

(a)	prior to making, or accepting, any ownership investment after the date hereof, the Corporation shall, as applicable under the relevant laws and regulations, and unless the Investor has agreed otherwise, take such steps as are at that time available under the Investment Canada Act to obtain certainty prior to completion regarding the status of the investment under the national security review provisions of the Investment Canada Act; and

(b)	notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Corporation and its Subsidiaries agree to cooperate with any inquiry by CFIUS or Canadian Governmental Entities, with respect to the Corporation’s business (or that of its Subsidiaries) or any past or new investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake, including by providing any information and documentary material lawfully required or requested by CFIUS or Canadian Governmental Entities, after due discussion with CFIUS or Canadian Governmental Entities. Without limiting the foregoing, following the conclusion of any applicable appeal or review process, the Corporation and its Subsidiaries shall take any and all actions to comply with any valid Order, writ, judgment, ruling, assessment, injunction, stipulation, determination, undertaking, commitment, mitigation measure, agreement, or award entered by or with CFIUS or any Canadian Governmental Entity with respect to any such investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake.

6.10	Exercise of Option

The Corporation shall, no later than August 31, 2024 or such later date as Pallinghurst Graphite Limited and the Corporation may mutually agree in writing, use its best endeavours to submit for approval by its Board, the exercise of the Corporation’s 1.0% buy back right with respect to the 3.0% net smelter royalty granted by the Corporation to Pallinghurst Graphite Limited pursuant to the royalty agreement dated August 28, 2020, as assigned to Pallinghurst Graphite International Limited pursuant to an Assignment and Assumption Agreement dated December 17, 2020, and as amended on August 18, 2023.

Article 7

TERMINATION

7.1	Termination

This Agreement shall terminate upon:

(a)	the date on which this Agreement is terminated by the mutual consent of the parties;

(b)	written notice by either party to the other in the event the Closing has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(c)	written notice by either party if any Governmental Entity of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;

(d)	by the Investor, if Corporation breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.1 and (ii) (A) if capable of being cured, has not been cured by the Corporation by the earlier of (x) the Outside Date, and (y) the date that is 30 days after the Corporation’s receipt of written notice from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination or (B) is incapable of being cured;

(e)	by the Corporation, if the Investor breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.2 and (ii) (A) if capable of being cured, has not been cured by the Investor by the earlier of (x) the Outside Date, and (y) the date that is 30 days after the Investor’s receipt of written notice from the Corporation stating the Corporation’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination or (B) is incapable of being cured; or

(f)	written notice of the Investor on the dissolution or bankruptcy of the Corporation or any of the Subsidiaries or the making by the Corporation or any of the Subsidiaries of an assignment under the provisions of the Bankruptcy and Insolvency Act (Canada) or the taking of any proceeding by or involving the Corporation or any of the Subsidiaries under the Companies Creditors’ Arrangement Act (Canada) or any similar legislation of any jurisdiction.

7.2	Effect of Termination

Upon the termination of this Agreement:

(a)	except for this Section 7.2, the surviving indemnification and contribution obligations as provided in Section 8.5 and Article 9, all the provisions of this agreement shall lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for breach of this Agreement prior to such lapse and cessation.

Article 8

Indemnification

8.1	Indemnification by the Corporation

(a)	The Corporation shall indemnify and save harmless the Investor and each of its directors, officers, and employees (collectively referred to as the “Investor Indemnified Parties”) from and against any Losses which may be made or brought against the Investor Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i)	any non-fulfilment or breach of any covenant or agreement on the part of the Corporation contained in this Agreement; or

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Corporation contained in this Agreement as of the Closing Date, with the same force and effect as if made on and as at the Closing Date, except for such representations and warranties which are in respect of a specific date in which case as of such date.

(b)	The Corporation’s obligations under Section 8.1(a) shall be subject to the following limitations:

(i)	the Survival Date, in accordance with Section 8.5; and

(ii)	the Corporation shall not be liable for any special, indirect, incidental, consequential, punitive or aggravated damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any purchase price methodology.

8.2	Indemnification by the Investor

(a)	The Investor shall indemnify and save harmless the Corporation and its directors, officers and employees (collectively referred to as the “Corporation Indemnified Parties”) from and against any Losses which may be made or brought against the Corporation Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i)	any non-fulfilment or breach of any covenant or agreement on the part of the Investor contained in this Agreement; or

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Investor contained in this Agreement or given as of the Closing Date, with the same force and effect as if made on and as at the Closing Date, except for such representations and warranties which are in respect of a specific date in which case as of such date.

(b)	The Investor’s obligations under Section 8.2(a) shall be subject to the following limitations:

(i)	Survival Date, in accordance with Section 8.5; and

(ii)	the Investor shall not be liable for any special, indirect, incidental, consequential, punitive or aggravated damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any purchase price methodology.

8.3	Indemnification Procedure

(a)	Promptly, and in any event within 20 days, after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a Claim in respect thereof is to be made against any Indemnifying Party, notify the Indemnifying Party of the commencement thereof. Such notice shall specify whether the Claim arises as a result of a claim by a third party Person (a “Third Party”) against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also include a description of the Loss in reasonable detail including the sections of this Agreement which form the basis for such Loss, copies of all material written evidence of such Loss in the possession of the Indemnified Party and the actual or estimated amount of the damages that have been or will sustained by any Indemnified Party, including reasonable supporting documentation therefor; provided that the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party is actually and materially prejudiced by such failure to so notify.

(b)	With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If following the expiration of the 60-day period (or any mutually agreed upon extension thereof) the parties cannot agree to the validity and amount of such Claim, the Indemnified Party and the appropriate Indemnifying Party shall proceed to establish the merits and amount of such Claim (by confidential arbitration in accordance with Section 9.7) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such Claim as determined hereunder.

(c)	With respect to any Third Party Claim, following the receipt of notice of any Third Party Claim to the Indemnifying Party under Section 8.3(a), the Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 8.3(a), to assume the control, defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms of this Article 8.

(d)	Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 8.3(a), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(e)	The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(f)	If the Indemnifying Party does not assume control of a Claim as permitted in Section 8.3(a), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such claim without the consent of the Indemnifying Party.

(g)	Notwithstanding anything to the contrary in this Section 8.3, the indemnity obligations in this Article 8 shall cease to apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that any Losses to which an Indemnified Party may be subject were caused solely by the negligence, fraud or wilful misconduct of the Indemnified Party.

(h)	Except for any Claims arising from fraud or gross or intentional fault of the Indemnifying Party, the rights to indemnification set forth in this Article 8 shall be the sole and exclusive remedy of the Indemnified Parties (including pursuant to any statutory provision or civil law) in respect of: (i) any non-fulfilment or breach of any covenant or agreement on the part of the Indemnifying Party contained in this Agreement; or (ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement.

(i)	An Indemnified Party shall not be entitled to double recovery for any loss even though such loss may have resulted from the breach of one or more representations, warranties or covenants in this Agreement.

8.4	Contribution

If the indemnification provided for in this Article 8 is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party with respect to any Losses referred to herein, the Indemnifying Party, in lieu of indemnifying such Investor Indemnified Party hereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Investor Indemnified Party on the other in connection with matters that resulted in such Loss as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Investor Indemnified Party shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or fault.

8.5	Survival

Each party hereto acknowledges that the representations, warranties and agreements made by it herein are made with the intention that they may be relied upon by the other party. The parties further agree that the representations, warranties, covenants and agreements shall survive the purchase and sale of the Purchased Shares and the Warrants and the issuance of the PIK Shares and shall continue in full force and effect for a period ending on the date that is one year following the Closing, notwithstanding any subsequent disposition by the Investor of the Purchased Shares, the Warrants, or the Warrant Shares, or any termination of this Agreement; provided, however, that the representations and warranties of the Corporation set forth in Sections 3.1(a) to 3.1(g) and the representations, warranties, acknowledgments, and authorizations of the Investor set forth in Sections 3.2(a) and 3.2(b)  of this Agreement shall survive indefinitely; and provided further, that the representations and warranties of the Corporation set forth in Section 3.1(ff) shall survive until 60 days after the expiration of the last of the limitation periods contained in the Tax Act or any other Applicable Laws imposing Taxes on the Corporation subsequent to the expiration of which an assessment or reassessment or other form or recognized document assessing liability for Taxes, interest or penalties thereunder for the period ended on the Closing Date cannot be issued (such period to include any period extended by any agreement, waiver or arrangement with any Governmental Entity, if such extension is requested, or consented to, in writing by the Corporation) (the survival date of each representation, warranty, covenant and agreement herein as set forth above is referred to as the “Survival Date”). This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Notwithstanding the foregoing, the provisions contained in this Agreement related to indemnification or contribution obligations shall survive and continue in full force and effect, indefinitely, provided that, no Claim for indemnity pursuant to this Article 8 may be made after the Survival Date for the applicable representation, warranty, covenant or agreement unless notice of the Claim was provided to the Indemnifying Party on or prior to the Survival Date.

8.6	Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a party hereto to mitigate any loss which it may suffer or incur by reason of a breach of any representation, warranty or covenant of that other party under this Agreement. If any Loss can be reduced by any recovery, settlement, or payment by or against any other Person, a party hereto shall take all appropriate steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all commercially reasonably efforts to mitigate any Loss then the Indemnifying Party shall not be required to indemnify any Indemnified Party for the Loss that could have been avoided if the Indemnified Party had made such efforts.

8.7	Trustee

Each party hereto hereby acknowledges and agrees that, with respect to this Article 8, the Investor is contracting on its own behalf and as agent for the other Investor Indemnified Parties referred to in this Article 8 and the Corporation is acting on its own behalf and as agent for the other Corporation Indemnified Parties referred to in this Article 8. In this regard, the Investor shall act as trustee for such Investor Indemnified Parties of the covenants of the Corporation under this Article 8 with respect to such Investor Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Investor Indemnified Parties, and the Corporation shall act as trustee for such Corporation Indemnified Parties of the covenants of the Investor under this Article 8 with respect to such Corporation Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Corporation Indemnified Parties.

Article 9
GENERAL PROVISIONS

9.1	Expenses

Each party shall bear its own fees and expenses incurred in connection with the Investment.

9.2	Time of the Essence

Time shall be of the essence of this Agreement.

9.3	Further Acts

Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties may reasonably require from time to time for the purpose of giving effect to this Agreement and the Ancillary Agreements.

9.4	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, permitted assigns and legal representatives.

9.5	Governing Law

Subject to Section 9.7, this Agreement shall be construed and governed by the laws of the Province of Québec and the federal laws of Canada applicable in that province without regard to conflict of law principles that would result in the application of the laws of any other jurisdiction.

9.6	Language

The parties confirm their express wish that this Agreement and all related documents be drafted in the English language. Les parties confirment leur volonté expresse que la présente convention et tous les documents s’y rattachant soient rédigés en langue anglaise.

9.7	Resolution of Disputes

(a)	The parties shall discuss and use reasonable efforts to settle any Disputes.

(b)	Any dispute, claim, difference, or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination, or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”), which cannot be settled pursuant to Section 9.7(a) within 20 days from receiving written notice from either party of the existence of such Dispute, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). All issues of arbitrability, including the existence, scope, or applicability of the agreement to arbitrate, are delegated to the arbitral tribunal constituted under the ICC Rules, or another authority in accordance with such ICC Rules.

(c)	The seat of the arbitration shall be New York. The parties may agree to hold hearings or other meetings in other locations.

(d)	The language of the arbitration shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

(e)	The parties agree that any arbitration shall be maintained confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial or regulatory proceedings. For the avoidance of doubt, no award or procedural order made in the arbitration shall be published.

(f)	The number of arbitrators shall be one. The single arbitrator shall be qualified by education and experience to determine the subject matter of the dispute. The parties shall endeavour to nominate the sole arbitrator by agreement. If the parties have not agreed upon a person to act as arbitrator hereunder within 30 days after any party’s request for arbitration, the arbitrator shall be chosen pursuant to the applicable ICC Rules.

(g)	The arbitrator shall be independent and impartial of each party. The parties agree to comply with the International Bar Association Guidelines on Conflicts of Interest in Arbitration in matters concerning prospective arbitrator appointments and disclosure of relationships between parties, party representatives, and the arbitrator.

(h)	The award shall be final and binding upon the parties. Unless otherwise provided by this Agreement, the arbitral award may involve any form of any relief permitted by New York law and deemed appropriate by the tribunal, including specific performance of the parties’ obligations. To the fullest extent permitted by any applicable law, each party hereby waives any right to appeal, challenge, annul, set aside or vacate the award on any grounds (including on the grounds that the award is against public policy, invalid or unenforceable) in any national courts. Each party undertakes to make any payments required by, or otherwise comply with, the award within a period of 30 days following the date of the award.

(i)	Each party shall bear its own fees and costs for any arbitration, provided that, the arbitrator finds that any party has caused undue delay in the arbitration or has otherwise acted unreasonably in initiating or causing such arbitration to be initiated or during the course of the arbitration, then the arbitrator may, in his or her sole discretion award fees and costs against such party.

(j)	Each party hereby acknowledges that it would not have an adequate remedy at law for money damages in the event that this Agreement was not performed in accordance with its terms and therefore agrees that each party shall be entitled to specific performance and/or interim relief. The parties hereby acknowledge and agree that they may apply to the tribunal or to any court of competent jurisdiction for conservatory or interim measures. Nothing in this clause shall be construed as precluding a party from seeking a remedy at law in conjunction with specific performance and/or interim relief, even though the remedy at law it is inadequate.

(k)	Notwithstanding the initiation of dispute resolution procedures in accordance with this Section 9.7, the parties shall continue to perform their respective obligations under this Agreement.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Laws or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.9	Entire Agreement

This Agreement, the provisions contained in this Agreement, and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter thereof.

9.10	Notices

Any notice or other communication to be given hereunder shall be in writing and shall, in the case of notice to the Investor, be addressed to:

Mitsui & Co., Ltd.

Attention:	General Manager of Advanced Materials Division Performance Materials Business Unit

Email:	Ka.Kawahara@mitsui.com

Attention:	General Manager of Business Development Department

Email:	Mayum.Watanabe@mitsui.com

Attention:	General Manager of Battery Materials & High Performance Film Department

Email:	D.Ishii@mitsui.com

In the case of notice to the Corporation shall be addressed to:

Nouveau Monde Graphite Inc.
481 rue Brassard Saint-Michel-des-Saints, Québec J0K 3B0 Canada

Attention:	Éric Desaulniers

Email:	edesaulniers@nmg.com

Attention:	Josée Gagnon

Email:	jgagnon@nmg.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP
99 Bank Street, Suite 500
Ottawa, Ontario K1P 6B9
Canada

Attention:	Alison Babbitt

Email:	alison.babbitt@nortonrosefulbright.com

Attention:	Geoffrey Gilbert

Email:	geoffrey.gilbert@nortonrosefulbright.com

and each notice or communication shall be personally delivered (including by courier service) to the addressee or sent by electronic transmission to the addressee, and (i) a notice or communication which is personally delivered shall, if delivered before 5:00 p.m. (in the jurisdiction of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice or communication which is sent by electronic transmission shall, if sent on a Business Day before 5:00 p.m. (in the jurisdiction of the recipient), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent. Either party hereto may at any time change its address for service from time to time by notice given in accordance with this Section 9.10.

9.11	Amendment; Waiver

No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.

9.12	Assignment

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Corporation, to (i) Japan SPC, or (ii) any Affiliate of the Investor that is “related” to the Investor (as defined in the Tax Act) at the time of the assignment and transfer until the Transfer Restrictions no longer apply; provided that no such assignment shall relieve the Investor of any of its obligations hereunder and provided that such Affiliate first agrees in writing with the Corporation to be bound by the terms of this Agreement.

9.13	No Third-Party Beneficiaries

Except as provided in Article 8 with respect to indemnification, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.14	Public Notices/Press Releases

(a)	The Investor and the Corporation shall each be permitted to publicly announce the transactions contemplated hereby following the execution of this Agreement by the Investor and the Corporation, and the context, text and timing of each party’s announcement shall be approved by the other party in advance, acting reasonably.

(b)	No party shall:

(i)	issue any press release or otherwise make public announcements with respect to this Agreement without the consent of the other party (which consent shall not be unreasonably withheld or delayed); or

(ii)	make any regulatory filing with any Governmental Entity with respect thereto without prior consultation with the other party; provided, however, that, this Section 9.14(b)(ii) shall be subject to each party’s overriding obligation to make any disclosure or regulatory filing required under Applicable Laws and the party making such requisite disclosure or regulatory filing shall use all commercially reasonable efforts to give prior oral and written notice to the other party and reasonable opportunity to review and comment on the requisite disclosure or regulatory filing before it is made; provided, further, that, except as required by Applicable Law, in no circumstance shall any such disclosure by, or regulatory filing of, the Corporation or any of its Affiliates include the name of the Investor or its Affiliates without the Investor’s prior written consent, in its sole discretion.

9.15	Public Disclosure

During the period from the date of this Agreement to the Closing, the Corporation shall provide prior notice to the Investor of any public disclosure related to the Investment that it proposes to make which includes the name of the Investor or any of its Affiliates, together with a draft copy of such disclosure; provided that, except as required by Applicable Law, in no circumstance shall any public disclosure of the Corporation or any of its Affiliates include the name of the Investor or any of its Affiliates without the Investor’s prior written consent, in its sole discretion.

9.16	Confidentiality

The confidentiality obligations and restrictions of the parties contained in the framework agreement among the Corporation, the Investor, and Panasonic Energy Co., Ltd dated October 20, 2022 shall apply to this Agreement as if fully set forth herein.

9.17	Counterparts

This Agreement may be executed in several counterparts (including by means of electronic communication), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original, and such counterparts together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

NOUVEAU MONDE GRAPHITE INC.

Per:	/s/ Eric Desaulniers
	Name:	Eric Desaulniers
	Title:	Chief Executive Officer

MITSUI & CO., LTD.

Per:	/s/ Katsuto Kawahara
	Name:	K. Kawahara, General Manager
	Title:	Advanced Materials Divisons
Performance Materials Business Unit

[Signature page to Subscription Agreement]

schedule a
ACCREDITED INVESTOR STATUS CERTIFICATE

TO:            NOUVEAU MONDE GRAPHITE INC. (the “Corporation”)

(Capitalized terms not specifically defined in this Schedule have the meaning ascribed to them in the Subscription Agreement to which this Schedule is attached.)

In connection with the execution by the Investor of the Subscription Agreement of which this Representation Letter forms a part, the Investor hereby represents, warrants, covenants and certifies to the Corporation that:

1.	the Investor is acquiring the Purchased Shares, the PIK Shares, and the Warrants as principal for its own account;

2.	the Investor is an “accredited investor” within the meaning of NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion as set out in Appendix 1 to this Representation Letter;

3.	the Investor is not a “U.S. Person” (as defined in Rule 902(k) of Regulation S) and is not acquiring the Purchased Shares, PIK Shares, Warrants, or Warrant Shares for the account or benefit of a U.S. Person;

4.	the Investor is not obtaining the Purchased Shares, PIK Shares, Warrants, or Warrant Shares as the result of any directed selling efforts (as defined in Rule 902(c) of Regulation S under the U.S. Securities Act and, including, but not limited to, any press releases made by the Corporation relating to the Purchased Shares, PIK Shares, Warrants, or Warrant Shares or any report, notification or summary of the same) made in the United States by the Corporation, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing;

5.	the current structure of the Purchased Shares, PIK Shares, Warrants, or Warrant Shares and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the U.S. Securities Act or any applicable state securities laws;

6.	the Investor has no intention to distribute either directly or indirectly the Purchased Shares, PIK Shares, Warrants, or Warrant Shares in the United States, except in compliance with the U.S. Securities Act and any applicable state securities laws, including compliance with any “distribution compliance period” as defined in Regulation S;

7.	the Investor is not a “distributor” (as such term is defined in Regulation S) of the Purchased Shares, PIK Shares, Warrants, or Warrant Shares;

8.	the Investor acknowledges and agrees that:

(a)	the Investor will not engage in any “directed selling efforts” (as defined in Rule 902 promulgated under the U.S. Securities Act) in connection with the resale of any of the Purchased Shares, PIK Shares, Warrants, or Warrant Shares pursuant to Rule 904 promulgated under the U.S. Securities Act; provided, however, that the Investor may sell or otherwise dispose of any of the Purchased Shares, PIK Shares, Warrants, or Warrant Shares pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or if an exemption from such registration requirements is available or registration is otherwise not required under the U.S. Securities Act;

(b)	upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act, the Warrants will bear a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ”U.S. SECURITIES ACT“). THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A U.S. PERSON OR PERSON IN THE UNITED STATES UNLESS THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE AVAILABLE. ”UNITED STATES“ AND ”U.S. PERSON“ ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.”

(c)	the Investor understands and acknowledges that the Corporation is not obligated to remain a “foreign issuer” (as defined in Rule 902(e) of Regulation S);

9.	the Investor understands and agrees that there may be material tax consequences to the Investor of an acquisition, exercise, or disposition of any of the Purchased Shares, PIK Shares, Warrants, or Warrant Shares, and the Corporation gives no opinion and makes no representation with respect to the tax consequences to the Investor under federal, state, local or foreign tax law of the Investor’s acquisition, exercise, or disposition of such Purchased Shares, PIK Shares, Warrants, or Warrant Share, and in particular, no determination has been made whether the Corporation will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code (the “Code”) for the Corporation’s current tax year or any future tax year, provided, however, the Corporation agrees that it shall provide to the Investor, upon written request, all of the information that would be required for United States income tax reporting purposes by a United States security holder making an election to treat the Corporation as a “qualified electing fund” for the purposes of the Code, should the Corporation determine that the Corporation is a PFIC in any calendar year following the Investor’s purchase of the Purchased Shares, PIK Shares, and the Warrants;

10.	the funds representing the Subscription Price which will be advanced by the Investor to the Corporation hereunder will not represent proceeds of crime for the purposes of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) and the Investor acknowledges that the Corporation may in the future be required by law to disclose the Investor’s name and other information relating to the subscription and the Investor’s subscription hereunder, on a confidential basis, pursuant to the PATRIOT Act, and that no portion of the Subscription Price to be provided by the Investor (i) has been or will be derived from or related to any activity that is deemed criminal under the laws of the United States of America, or any other jurisdiction, or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Investor, and it shall promptly notify the Corporation if the Investor discovers that any of such representations ceases to be true and provide the Corporation with appropriate information in connection therewith; and

11.	the Subscription Price which will be paid by the Investor to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”) and the Investor acknowledges that the Corporation may in the future be required by law to disclose the Investor’s name and other information relating to this Agreement and the Investor’s subscription hereunder, on a confidential basis, pursuant to the PCMLA; and to the best of its knowledge (i) none of the subscription funds to be provided by the Investor (A) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (B) are being tendered on behalf of a Person or entity who has not been identified to the Investor and the Corporation, and (ii) it shall promptly notify the Corporation if the Investor discovers that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith; and

12.	upon execution of this Representation Letter by the Investor, this Representation Letter, including Appendix 1 hereto, shall be incorporated into and form a part of the Subscription Agreement.

Dated:                                 , 2024

Print name of Investor

By:
Signature

Print name of Signatory (if different from the Investor)

Title

IMPORTANT: PLEASE INITIAL THE APPLICABLE PROVISION(S) IN
APPENDIX A ON THE FOLLOWING PAGES

APPENDIX 1

TO SCHEDULE A

NOTE: PLEASE MARK YOUR INITIALS BESIDE THE APPLICABLE CATEGORY OR CATEGORIES OF “ACCREDITED INVESTOR” TO WHICH YOU BELONG.

Accredited Investor (as defined in NI 45-106 and section 73.3(1) of the Securities Act (Ontario)) means:

(a)

(i) except in Ontario, a Canadian financial institution, or a Schedule III bank; or

(ii) in Ontario, (A) a bank listed in Schedule I, II or III to the Bank Act (Canada); (B) an association to which the Cooperative Credit Association Act (Canada) applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act; or (C) a loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative or credit union league or federation that is authorized by a statute of Canada or Ontario to carry on business in Canada or Ontario, as the case may be;

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);
(c)	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;
(d)	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, except as otherwise prescribed by the regulations;
(e)	an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);
(e.1)	an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);
(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada;
(g)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;
(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;
(i)	a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada;

(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes, but net of any related liabilities, exceeds $1,000,000 (completion of Exhibit 2 is also required);
(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000;
(k)	an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;
(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000;
(m)	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements;
(n)	an investment fund that distributes or has distributed its securities only to
(i) a person that is or was an accredited investor at the time of the distribution,
(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (minimum amount investment) or 2.19 (additional investment in investment funds) of NI 45-106, or
(iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 (investment fund reinvestment) of NI 45-106;
(o)	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;
(p)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;
(q)	a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;
(r)	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function;
(t)	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors (as defined in NI 45-106);
(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser;
(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor; or
(w)	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

SCHEDULE B

REGISTRATION INSTRUCTIONS

Registered Name	Registered Address	Number and Type of Security
Mitsui & Co., Ltd.	2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan	12,500,000 Common Shares

SCHEDULE C

WARRANT CERTIFICATE

(see attached)

SCHEDULE D

INVESTOR RIGHTS AGREEMENT

(see attached)

SCHEDULE E

REGISTRATION RIGHTS AGREEMENT

(see attached)